UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________________________________
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
(Amendment No.    )
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CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089
(408) 541-4191
March 11, 2016
To Our Shareholders:
I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 26, 2016, at 9:00 a.m. Pacific time.
The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.
The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and, for that reason, we ask that you vote as soon as possible. Whether or not you plan to attend the meeting, you may vote via the Internet, by telephone or you may complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.
We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ John L. Bishop
John L. Bishop
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2016:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
HTTP://materials.proxyvote.com/15670R

CEPHEID
904 Caribbean Drive
Sunnyvale, California 94089
Notice of Annual Meeting of Shareholders
To Be Held On April 26, 2016
To Our Shareholders:
Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 26, 2016, at 9:00 a.m. Pacific time for the following purposes:
1. To elect three Class II directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class II directors:

Thomas L. Gutshall
Cristina H. Kepner
David H. Persing
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2016.
3. To approve a non-binding advisory resolution on Cepheid’s executive compensation.
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 4, 2016, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ William E. Murray
William E. Murray
Secretary
Sunnyvale, California
March 11, 2016

YOUR VOTE IS IMPORTANT
All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089
Proxy Statement for Annual Meeting of Shareholders
To Be Held On April 26, 2016
Information Concerning Solicitation and Voting
General
The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 26, 2016 at 9:00 a.m. Pacific time, referred to as the Annual Meeting, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting. The Annual Meeting will be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089. Our telephone number is (408) 541-4191.
These proxy solicitation materials, together with Cepheid’s 2015 Annual Report, are being mailed on or about March 11, 2016.
Record Date
Shareholders of record at the close of business on March 4, 2016, which we refer to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. At the record date, approximately 72,680,476 shares of common stock were issued and outstanding.
Revocability of Proxies
You may revoke your proxy at any time before its use by delivering to us, with attention to our Secretary, William E. Murray, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy.
Voting and Solicitation
Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the Annual Meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.
Solicitation of proxies may be made by our directors, officers, employees or other agents by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers, employees and agents for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.
Delivery of this Proxy Statement
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to William E. Murray, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.
Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and mail your request to William E. Murray, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.
Quorum, Abstentions and Broker Non-Votes
The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
Under our Bylaws and our Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors.
The approval of Proposals No. 2 and No. 3 require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals No. 2 and No. 3.
If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors, referred to as the Board or the Board of Directors, is divided into three classes-Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the Annual Meeting, shareholders will elect the nominees for Class II directors.
Current Class II directors Thomas L. Gutshall, Cristina H. Kepner and David H. Persing have each been nominated for election by the Board of Directors upon recommendation by our Nominating and Governance Committee and have each decided to stand for re-election.
Directors/Nominees
The information below sets forth the current members of the Board that will continue after the Annual Meeting and the nominees for Class II directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE
John L. Bishop	71	I	Chairman and Chief Executive Officer	2002
Thomas D. Brown (1) (3)	67	I	Director	2006
Robert J. Easton (1)	71	III	Director	2002
Thomas L. Gutshall (1) (2)	78	II	Director	1996
Cristina H. Kepner (3)	70	II	Lead Independent Director	1998
Wayne G. Paterson (3)	49	I	Director	2015
David H. Persing, M.D., Ph.D.	60	II	Executive Vice President and Director	2004
Hollings C. Renton (2)	69	III	Director	2000
Glenn D. Steele, Jr., M.D., Ph.D. (2)	71	III	Director	2011

(1)	Current member of the Nominating and Governance Committee.

(2)	Current member of the Compensation and Organizational Development Committee.

(3)	Current member of the Audit Committee.
John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002 and became the Chairman of our Board in February 2013. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. Mr. Bishop served as a director of Conceptus, Inc. and a member of its compensation committee until its acquisition by Bayer HealthCare LLC in June 2013. In addition, he has been a member of the AdvaMedDx board of directors since 2010 and was selected chairman of the board of directors in December 2013, and has served as a director of Veracyte, Inc. since November 2014. As our Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as the Chairman of our Board brings his thorough knowledge of Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.
Thomas D. Brown. Mr. Brown joined us as a director in February 2006. From 1977 until his retirement in 2002, Mr. Brown held numerous sales, marketing and general management positions within the Diagnostics Division of Abbott Laboratories. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the positions of Senior Vice President and President, Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and co-chairman of Bionest Partners, Inc., a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device and diagnostic companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. He was a director of CollaGenex Pharmaceuticals, Inc. from 1994 until its sale in 2008. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional roles, including marketing and engineering management roles in the Clinical Diagnostics business unit. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.
Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid. He served as Chairman of the Board from August 1996 until January 2013. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics, and served on its board of directors for fourteen years. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of Silver Bullet Therapeutics, Inc. and PROFUSA, Inc. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.
Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. Since February 2013, she has served as our Lead Independent Director. She was with Invemed Associates LLC from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.
Wayne G. Paterson. Mr. Paterson joined us as a director in April 2015. Since June 2013, Mr. Paterson has been the Chief Executive Officer and founder at ProCom Rx, a company developing promotional compliance and closed loop marketing platforms for the pharmaceutical industry. From January 2008 to June 2013, Mr. Paterson was employed at Merck Serono, where he served most recently as President, Europe, Canada, Australia, Israel from December 2012 to June 2013 and as Executive Vice President Emerging Markets and Global Head Cardiovascular, Endochrine, Metabolic Medicine from June 2010 to December 2012 and President of Merck Japan from January 2008 to June 2010. Prior to Merck Serono, Mr. Paterson worked at Roche for 10 years. Mr. Paterson currently serves as a member of the board of Admedus Ltd. Mr. Paterson brings to our Board approximately 25 years of experience as a senior executive in the international pharmaceutical industry, covering therapeutic areas such as oncology, infectious diseases and cardiovascular and has had extensive operational and financial responsibilities in the emerging, European and U.S. markets.
David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was a research executive and ultimately the Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. He has authored over 270 peer-reviewed articles and has served as Editor in Chief for four textbooks on molecular diagnostics, the most recent of which was published by ASM press in 2011. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.
Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as the Chairman of the Boards of Directors of Portola Pharmaceuticals and as a member of the Board of Directors of AnaptsBio, Inc. and Kythera Biopharmaceuticals. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Glenn D. Steele Jr. Dr. Steele joined us as a director in April 2011. Dr. Steele is the former President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, where he served from March 2001 through June 2015. Prior to that, he was at the University of Chicago where he served as the Richard T. Crane Professor in the Department of Surgery, Vice President for Medical Affairs, and Dean of the Biological Sciences Division and of the Pritzker School of Medicine. Dr. Steele serves as Chairman of xG Health Solutions, an independently operated venture launched by Geisinger to help healthcare organizations create value and improve quality. Dr. Steele also serves on the boards of City of Hope, Ingenious Med, PTC Therapeutics, Stratus Video Interpreting, Wellcare Health Plans Inc, and on the Advisory Board of Millennium Health, Inc. Dr. Steele has extensive experience in the health care industry, as a noted surgeon, researcher and hospital group administrator. Additionally, his experience as chief executive officer of an integrated health care system brings a useful perspective as hospitals and other health care providers are key customers of our clinical diagnostics products. His significant research into the diagnosis and treatment of cancer assists the Board in refining our research programs, product development efforts and commercial strategy in the oncology field.
Required Vote
Under our Bylaws and Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, prior to their nomination for election or re-election, submit to the Board of Directors an irrevocable resignation effective upon (1) such person’s failure to receive the required vote for re-election or election, as applicable, and (2) the date that is the earlier of 90 days after the certification of the shareholder vote and the date on which the office held by such director has been filled by the Board of Directors. Following an uncontested election in which any nominee does not receive a majority of votes cast “For” his or her election, the Nominating and Governance Committee will act on an expedited basis, and in any event within 90 days following the certification of the shareholder vote, to determine whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant, and will submit such recommendation for prompt consideration of the Board of Directors. If the Board of Directors does not act on such recommendation within 90 days following certification of the shareholder vote, the incumbent director’s resignation shall be deemed effective on the 90th day. The Board of Directors expects the director whose resignation has been tendered to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding the appropriate course of action. Within 90 days following certification of the shareholder vote, the Board shall publicly disclose its decision regarding whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant in a Form 8-K furnished to the Securities and Exchange Commission and as may otherwise be required pursuant to California law in such instance
Recommendation of the Board of Directors
The Board recommends you vote FOR each of the nominated directors to serve on the Board for a three-year term.
Meetings of the Board of Directors and Committees
The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of The NASDAQ Global Market, or NASDAQ, and applicable Securities and Exchange Commission rules. During 2015, the Board met five times and acted by unanimous written consent three times, the Audit Committee met nine times, the Compensation and Organizational Development Committee met 12 times and acted once by unanimous written consent and the Nominating and Governance Committee met three times. During 2015, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (in each case, during the period that such director served on the Board and any committee).
Corporate Governance
We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and other applicable corporate governance requirements, including:

•	the Board has adopted clear corporate governance policies;

•	we have adopted a majority voting requirement for uncontested elections of directors;

•	the evaluation of the qualifications of current directors and director candidates by the Nominating and Governance Committee;

•	a majority of the Board members are independent from Cepheid and our management, and such independence is periodically reviewed by the Nominating and Governance Committee;

•	the independent members of the Board meet regularly without the presence of our management;

•	all members of the Audit Committee, the Compensation and Organizational Development Committee and the Nominating and Governance Committee are independent from Cepheid and our management;

•	the charters of the committees of the Board clearly establish the committees’ respective structure, roles, and responsibilities;

•	we have a clear code of business conduct and ethics that applies to all of our employees, consultants and directors;

•	we have adopted stock ownership guidelines for our executive officers and for our non-employee directors; and

•
we have implemented an anonymous reporting hotline available to all employees, and the Audit Committee has procedures in place for the review of anonymous employee complaints on accounting, internal accounting controls or other matters.

Key information regarding our corporate governance initiatives can be found on our website, including the charter for each of the Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee, as well as our code of conduct and ethics. This information is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”
Code of Conduct and Ethics
We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”
Independent Directors
Our Board believes strongly in the value of an independent board of directors. The Board has affirmatively determined that each member of the Board, other than Mr. Bishop and Dr. Persing, is independent under the criteria established by NASDAQ for director independence, resulting in over 75% of the members of our Board being independent. Each member of each of our Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee is independent. In addition, the Board has determined that each of the members of the Audit Committee and the Compensation and Organizational Development Committee meet the additional independence criteria required for audit committee membership and compensation committee membership, respectively, under applicable NASDAQ listing standards.
Board Leadership Structure
The Board believes that it should maintain flexibility to select our Chairman of the Board and adjust the Board leadership structure from time to time. In February 2013, upon the recommendation of the Nominating and Governance Committee, the Board determined that combining the positions of Chairman of the Board and Chief Executive Officer and establishing a Lead Independent Director was in our best interests and those of our shareholders. Combining the positions of Chairman of the Board and Chief Executive Officer provides us with optimally effective leadership. Mr. Bishop has led Cepheid for over 13 years, during which our business and market value have grown substantially. The Board believes that Mr. Bishop’s strategic vision for our business growth combined with his in-depth knowledge of our products, operations, customers and competition makes him well qualified to serve as both Chairman of the Board and Chief Executive Officer.

The role given to the Lead Independent Director helps ensure a strong, independent and active Board. Our Lead Independent Director’s duties include, among other things, presiding at all meetings of the Board in the absence of the Chairman of the Board, presiding at all executive sessions of the independent directors, serving as a liaison between the Chairman of the Board and the independent directors of the Board, consulting with the Chairman of the Board regarding the agenda for meetings of the Board and the information sent to the Board in connection with the meetings of the Board, having authority to call meetings of the Board and/or meetings of the independent directors, and such other duties and responsibilities as the Board may from time to time authorize. Upon the recommendation of the Nominating and Governance Committee, in February 2013, the Board selected Ms. Kepner, an independent director with 18 years of experience on the Board, to serve as Lead Independent Director.

Risk Management
The Board is actively involved in oversight of risks that could affect Cepheid. This oversight is conducted primarily through the Audit Committee, as well as the Compensation and Organizational Development Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. The Compensation and Organizational Development Committee reviews our compensation programs and policies to determine any areas of resulting risk, as discussed further under “Risks from Compensation Policies and Practices” on page 46. The Nominating and Governance Committee oversees risks relating to our corporate governance policies and conflicts of interests. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risk areas.
Board Committees
Standing committees of the Board include an audit committee, a compensation and organizational development committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”
Audit Committee. Our Audit Committee is comprised of Cristina H. Kepner, who is the chair of the Audit Committee, Thomas D. Brown and Wayne G. Paterson. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Thomas D. Brown, Cristina H. Kepner and Wayne G. Paterson are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter and reviews related party transactions.
The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. To satisfy these oversight responsibilities, the Audit Committee meets with our Chief Financial Officer, Controller, General Counsel, outside counsel, independent registered public accounting firm and management. Additionally, the Audit Committee regularly meets with our outside counsel and independent registered public accounting firm without management present. Between formal Audit Committee meetings, the Audit Committee chair confers with our Chief Financial Officer, Controller and independent registered public accounting firm. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.
Compensation and Organizational Development Committee. Our Compensation and Organizational Development Committee, which prior to July 28, 2014 was named the Compensation Committee, is comprised of Hollings C. Renton, who is the chair of the Compensation and Organizational Development Committee, Thomas L. Gutshall and Glenn D. Steele, Jr. All members of the Compensation and Organizational Development Committee meet the independence requirements under NASDAQ listing standards. In addition, we note that Mr. Gutshall has not been an officer of Cepheid since 2002. The Compensation and Organizational Development Committee is responsible for reviewing the compensation and benefits for our executive officers, administering our compensation, equity incentive and benefit plans, overseeing and making recommendations to the Board on compensation matters generally, and overseeing our organizational and management development and our succession planning.
The Compensation and Organizational Development Committee is also responsible for risks relating to our employment policies and our compensation and benefits programs. To assist it in satisfying these oversight responsibilities, the Compensation and Organizational Development Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation and Organizational Development Committee meetings, the Compensation and Organizational Development Committee chair confers with management and the committee’s compensation consultant.
The Compensation and Organizational Development Committee delegates authority to an equity incentive committee to grant stock options and restricted stock units to our non-executive employees pursuant to specific guidelines approved by the Compensation and Organizational Development Committee based on salary grade and job level. John L. Bishop and David H. Persing are the current members of our equity incentive committee.

In addition to compensation related matters, the Compensation and Organizational Development Committee oversees succession planning, including emergency contingency planning, and senior leadership development and monitors progress on our organizational development activities, including, among other things, management depth and strength assessment, leadership development and company-wide organization and talent assessment.
Nominating and Governance Committee. Our Nominating and Governance Committee is comprised of Thomas D. Brown, who is the chair of the Nominating and Governance Committee, Robert J. Easton and Thomas L. Gutshall. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of NASDAQ. In addition, we note that Mr. Gutshall has not been an officer of Cepheid since 2002.
The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with our charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.
In selecting nominees for the Board, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates, and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board. The Nominating and Governance Committee may consider diversity in identifying and evaluating director nominees.
Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.
Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: William E. Murray, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.
Compensation Committee Interlocks and Insider Participation
Thomas L. Gutshall, a member of the Compensation and Organizational Development Committee, was formerly an officer of Cepheid but has not served as an officer of Cepheid since 2002.
Glenn D. Steele. Jr., a member of the Compensation and Organizational Development Committee, served as the President and Chief Executive Officer of Geisinger Health Systems (“Geisinger”) until the second quarter of 2015. Geisinger is a customer of Cepheid and net revenue to Cepheid recorded from sales to Geisinger was approximately $2.4 million for the year ended December 31, 2015. As of December 31, 2015, Cepheid had accounts receivable of approximately $0.3 million due from Geisinger.
None of the other members of the Compensation and Organizational Development Committee was at any time during 2015, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation and Organizational Development Committee.
DIRECTOR COMPENSATION
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by our Board members and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Non-Employee Board Members
In 2015, we paid all of our non-employee directors, except for Mr. Paterson and Mr. Morton, an annual retainer of $50,000, which was unchanged from 2014. Mr. Morton received a pro-rated portion of such annual retainer for the period commencing January 1, 2015 and ending April 28, 2015, equal to $16,667. Mr. Paterson received a pro-rated portion of such $50,000 annual retainer for the period commencing on April 28, 2015 and ending on December 31, 2015, equal to $33,333. We do not compensate our non-employee directors for attendance at regularly scheduled Board meetings but do reimburse our non-employee directors for expenses incurred in connection with attending such Board meetings. In the event that we hold non-regularly scheduled Board meetings, we pay our non-employee directors $2,000 for a non-regularly scheduled in-person Board meeting and $1,000 for a non-regularly scheduled telephonic Board meeting.
In 2015, Ms. Kepner, our Lead Independent Director, received a $27,000 annual retainer for her service as Lead Independent Director, which was unchanged from the annual retainer that went into effect in April 2014.
In 2015, the Chair of our Audit Committee received a $26,000 annual retainer, which was unchanged from 2014. In 2015, all of the non-Chair members of our Audit Committee, except for Mr. Morton and Mr. Paterson, received a $14,000 annual retainer, which was unchanged from the annual retainer for such position that went into effect in April 2014. Mr. Morton received a pro-rated portion of such $14,000 annual retainer for the period commencing on January 1, 2015 and ending on April 28, 2015, equal to $4,666. Mr. Paterson received a pro-rated portion of such $14,000 annual retainer for the period commencing on May 1, 2015, when his appointment as a member of the Audit Committee became effective, and ending on December 31, 2015, equal to $9,333.
In 2015, each director who served as the Chair of our Compensation and Organizational Development Committee received a pro-rated portion of the $20,000 annual retainer, which was unchanged from the annual retainer for such position that went into effect in April 2014. Mr. Morton received such pro-rated portion for the period commencing on January 1, 2015 and ending April 28, 2015 and Mr. Renton received such pro-rated portion for the period commencing on May 1, 2015, when his appointment as the Chair of our Compensation and Organizational Development Committee became effective, and ending on December 31, 2015. In 2015, all of the non-Chair members of our Compensation and Organizational Development Committee received a $10,000 annual retainer, which was unchanged from the annual retainer for such position that went into effect in April 2014. Mr. Gutshall received a pro-rated portion of such annual $10,000 retainer for the period commencing on May 1, 2015, when his appointment to the Compensation and Organizational Development Committee became effective, and ending on December 31, 2015, equal to $6,667.
In 2015, the Chair of our Nominating and Governance Committee received a $15,000 annual retainer, which was unchanged from the annual retainer for such position that went into effect in April 2014. In 2015, the non-Chair members of our Nominating and Governance Committee each received a $7,000 annual retainer, which was unchanged from the annual retainer for such position that went into effect in April 2014.
Directors who are employees of Cepheid receive no compensation for their service as directors.
We have a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. For 2015, the directors were eligible to make an election prior to September 1, 2014 that would apply to annual cash retainer and committee chair fees payable in 2015. The number of shares issued pursuant to this policy was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The shares issued prior to April 3, 2015 pursuant to our stock election policy were issued under our prior 2006 Equity Incentive Plan and, thereafter, all the shares issued pursuant to our stock election policy were issued under our 2015 Equity Incentive Plan (the “2015 EIP”).

Equity Compensation Paid to Board Members
Non-employee directors receive automatic grants of equity incentives under our 2015 EIP, according to a pre-determined amount of stock option equivalents, with the exact mix of stock options and restricted stock units to be determined from time to time in the discretion of the Board. When a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equals 32,500 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and on the date of the first Board meeting following each annual meeting of shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equals 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2015, the Board determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and that the mix of options and restricted stock units would be 75% and 25%, respectively, which results in the following: (a) when a non-employee director first joins the Board, he or she will receive on that date, 24,400 options and 2,700 restricted stock units; and (b) each non-employee director then having been in office for more than six months at the time of our annual meeting of shareholders, he or she will receive on the date of the first Board meeting following the annual meeting of shareholders, 16,300 options and 1,800 restricted stock units.
Non-employee directors will also be eligible to receive other types of awards under our 2015 EIP, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2015 EIP will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.
Non-Employee Director Stock Ownership Guidelines
Under the equity ownership guidelines for our non-employee directors, non-employee directors are expected to own Cepheid equity or vested equity-based incentives equal in value to at least three times such director’s base annual retainer. For purposes of these guidelines, equity ownership includes ownership of common stock and vested in-the-money stock options. Shares shall be valued at the greater of the then-current fair market value of our common stock as reported on NASDAQ or the purchase or exercise price paid for such shares. Vested options shall be valued at their in-the-money value based upon the then-current fair market value of our common stock. Each director has until February 2017 (five years after the date of implementation of our equity ownership guidelines in February 2012) to meet the equity ownership guidelines and any new director will have five years from the beginning of his or her term to meet the equity ownership guidelines.
2015 Director Summary Compensation Table
The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2015.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)
Thomas D. Brown (4)	79,005	102,060	328,313	509,378
Robert J. Easton (5)	56,975	102,060	328,313	487,348
Thomas L. Gutshall	63,667	102,060	328,313	494,040
Cristina H. Kepner (6)	103,003	102,060	328,313	533,376
Dean O. Morton (7)	28,000	—	—	28,000
Wayne G. Paterson (7)	42,667	153,090	491,462	687,219
Hollings C. Renton	66,667	102,060	328,313	497,040
Glenn D. Steele Jr. (8)	73,102	102,060	328,313	503,475

(1)
John L. Bishop, our Chairman and Chief Executive Officer, and David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Dr. Persing as employees is shown in the “Summary Compensation Table” on page 39.

(2)
The amounts in this column include the amount of annual cash retainer and committee chair fees that a director may have elected, pursuant to our stock election policy, to receive in shares of our common stock. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The grant date fair value of these awards was calculated based on the closing price of our common stock on the date of grant multiplied by the number of shares issued.

(3)
The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as computed in accordance with ASC 718 for all awards to the director. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see Note 10, “Shareholders’ Equity—Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016. As of December 31, 2015, each non-employee director held outstanding options to purchase the following number of shares: Thomas D. Brown: 79,450; Robert J. Easton: 79,450; Thomas L. Gutshall: 66,950; Cristina H. Kepner: 66,950; Wayne G. Paterson: 24,400; Hollings C. Renton 48,200; and Glenn D. Steele Jr.: 66,950. As of December 31, 2015, each non-employee director held the following number of outstanding restricted stock units: Thomas D. Brown: 1,800; Robert J. Easton: 1,800; Thomas L. Gutshall: 1,800; Cristina H. Kepner: 1,800; Wayne G. Paterson: 2,700; Hollings C. Renton 1,800; and Glenn D. Steele Jr. 1,800. As of December 31, 2015, Dean O. Morton did not hold any outstanding options to purchase shares or restricted stock units.

(4)
Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Brown elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to his annual cash retainer and committee chair fees payable in 2015. As a result, Mr. Brown received 1,628 shares of common stock in lieu of $79,005 in fees that he had earned for services as a director for 2015. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.

(5)
Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Easton elected to receive 100% of his annual cash retainer in shares of common stock, which election was applicable to his annual cash retainer payable in 2015. As a result, Mr. Easton received 1,174 shares of common stock in lieu of $56,975 in fees that he had earned for services as a director for 2015. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.

(6)
Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Ms. Kepner elected to receive 100% of her annual cash retainer and committee chair fees in shares of common stock, which election was applicable to her annual cash retainer and committee chair fees payable in 2015. As a result, Ms. Kepner received 2,123 shares of common stock in lieu of $103,003 in fees that she had earned for services as a director for 2015. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.

(7)	On April 28, 2015, Mr. Morton ceased to be a director and Mr. Paterson was elected as a director.

(8)
Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Dr. Steele elected to receive 52% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to his annual cash retainer and committee chair fees payable in 2015. As a result, Dr. Steele received 681 shares of common stock in lieu of $38,102 in fees that he had earned for services as a director for 2015. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Required Vote
The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.
Recommendation of the Board of Directors
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
During the fiscal years ended December 31, 2015 and 2014, the aggregate fees billed by our independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2015	2014
Audit Fees	$1,967,784	$1,723,806
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,967,784	$1,723,806
“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. “All Other Fees” consist of the aggregate fees billed in each of 2015 and 2014 for products and services provided by Ernst & Young LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the fees described in the table above were approved by our Audit Committee.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Executive compensation is an important matter for our shareholders. Our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability. We believe that our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to our peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. We urge you to read the Compensation Discussion and Analysis, or the CD&A, section of this proxy statement beginning on page 20 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2015 compensation of our named executive officers.
Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the vote of our shareholders at the annual meeting held on April 26, 2011, we provide our shareholders with this opportunity every year. Accordingly, we are asking our shareholders to cast a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion is hereby APPROVED.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation and Organizational Development Committee value the opinions of our shareholders, and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.
Required Vote
The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.
Recommendation of the Board of Directors
The Board recommends a vote FOR the approval of compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 4, 2016 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•
our Chief Executive Officer, all individuals that have served as the Chief Financial Officer in the fiscal year ended December 31, 2015 and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015; and

•	all current directors and current executive officers as a group.
The percentage ownership is based on 72,680,476 shares of common stock outstanding as of March 4, 2016. Shares of common stock that are subject to options that are currently exercisable or will become exercisable within 60 days of March 4, 2016 and shares of common stock that are subject to restricted stock units that will vest and become settleable within 60 days of March 4, 2016, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or restricted stock units, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.
Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	959,588	1.30%
Thomas D. Brown (2)	115,742	*
Robert J. Easton (3)	167,299	*
Thomas L. Gutshall (4)	522,109	*
Cristina H. Kepner (5)	382,811	*
Wayne G. Paterson (6)	9,034	*
David H. Persing (7)	225,353	*
Hollings C. Renton (8)	61,317	*
Glenn D. Steele Jr. (9)	79,827	*
Daniel E. Madden (10)	14,145	*
Ilan Daskal (11)	—	*
Andrew D. Miller (11)	1,241	*
Scott A. Campbell (12)	23,712	*
Warren C. Kocmond (13)	54,343	*
All Executive Officers and Directors as a group (15 persons) (14)	3,108,743	4.16%
Five Percent Shareholders
Entities affiliated with Artisan Partners Limited Partnership (15)	5,746,499	7.91%
Entities affiliated with Columbia Wanger Asset Management, LLC (16)	5,360,677	7.38%
Entities affiliated with The Vanguard Group, Inc. (17)	5,027,324	6.92%
Entities affiliated with BlackRock, Inc. (18)	4,058,558	5.58%
Entities affiliated with Goldman Sachs Asset Management, L.P. (19)	3,946,784	5.43%
Entities affiliated with Wellington Management Group, LLP (20)	3,829,221	5.27%
Entities affiliated with Riverbridge Partners LLC (21)	3,675,513	5.06%

*	Less than one percent.

(1)	Includes options to purchase 890,311 shares exercisable, and 9,251 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(2)	Includes options to purchase 66,950 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(3)
Includes 73,655 shares owned by Second Easton Family Charitable trust, 4,175 shares owned by Joan Easton, and options to purchase 79,450 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(4)
Includes 350,000 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 66,950 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(5)	Includes 45,000 shares held in an IRA, and options to purchase 66,950 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(6)	Includes options to purchase 8,134 shares exercisable, and 900 shares subject to restricted stock units vesting within 60 days of March 4, 2016.

(7)	Includes options to purchase 215,061 shares exercisable, and 2,549 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(8)	Includes options to purchase 48,200 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(9)	Includes options to purchase 66,950 shares exercisable, and 1,800 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(10)	Includes options to purchase 12,750 shares exercisable, and 619 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(11)	Represents shares beneficially owned as of the last day the individual was an executive officer of Cepheid subject to Section 16 of the Securities Exchange Act of 1934.

(12)	Includes options to purchase 18,328 shares exercisable, and 1,191 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(13)	Includes options to purchase 51,873 shares exercisable, and 2,470 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(14)	Includes options to purchase 2,038,320 shares exercisable, and 33,837 shares subject to restricted stock units vesting, within 60 days of March 4, 2016.

(15)
Based on a Schedule 13G/A filed on February 2, 2016, Artisan Partners Limited Partnership (“Artisan Partners”) owns 5,746,499 shares (the “Artisan Shares”) acquired on behalf of discretionary clients of Artisan Partners, including 3,289,194 shares on behalf of Artisan Partner Funds, Inc. (“Artisan Partner Funds”). Each of Artisan Partners, Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), Artisan Partners Holdings LP, the sole limited partner of Artisan Partners and the sole member of Artisan Investments (“Artisan Holdings”), and Artisan Partners Asset Management Inc., the general partner of Artisan Holdings (“Artisan Management”), have shared dispositive power with respect to all of the Artisan Shares and shared voting power with respect to 5,192,866 shares of the Artisan Shares. Artisan Partner Funds has shared voting power and shared dispositive power for 3,289,194 shares of the Artisan Shares. Artisan Partners, Artisan Partner Funds, Artisan Investments, Artisan Holdings and Artisan Management are all located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(16)
Based on a Schedule 13G/A filed January 20, 2016. Columbia Wanger Asset Management, LLC has sole voting power with respect to 4,903,451 shares and sole dispositive power with respect to 5,360,677 shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(17)
Based on a Schedule 13G/A filed February 10, 2016. The Vanguard Group, Inc. has sole voting power with respect to 158,106 shares, shared voting power with respect to 4,400 shares, sole dispositive power with respect to 4,869,218 shares and shared dispositive power with respect to 158,106 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 153,706 shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,800 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(18)
Based on a Schedule 13G/A filed February 10, 2016. BlackRock, Inc. has the sole voting power with respect to 3,891,567 shares and has sole dispositive power with respect to 4,058,558 shares. Includes shares beneficially owned by BlackRock Advisor, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC and BlackRock Japan Co. Ltd. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(19)
Based on a Schedule 13G/A filed February 10, 2016. Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (collectively, “Goldman Sachs Asset Management”), have shared voting power with respect to 3,845,087 shares and shared dispositive power with respect to 3,946,784 shares. The address of Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

(20)
Based on a Schedule 13G/A filed February 11, 2016. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has the shared voting power with respect to 2,853,961 shares and shared dispositive power with respect to 3,829,221 shares. Wellington Management Company LLP has the shared voting power with respect to 2,841,656 shares and shared dispositive power with respect to 3,666,141 shares. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(21)
Based on a Schedule 13G/A filed February 1, 2016. Riverbridge Partners LLC has the sole voting power with respect to 3,091,288 shares and sole dispositive power with respect to 3,675,513 shares. The address of Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion describes the material elements of compensation for 2015 for our executive officers identified in the “Summary Compensation Table” below (the “named executive officers”).
This discussion covers all aspects of our compensation policies for 2015, including corporate performance, our compensation philosophy and objectives, the components of our compensation program, and the process we followed in determining executive compensation. It also presents a detailed discussion and analysis of specific decisions by the Compensation and Organizational Development Committee of our Board of Directors, or the Compensation Committee, about the compensation of our named executive officers for 2015:

•	John L. Bishop, our Chairman and Chief Executive Officer;

•	Daniel E. Madden, our Executive Vice President, Chief Financial Officer;

•	Ilan Daskal, our former Executive Vice President, Chief Financial Officer;

•	Andrew D. Miller, our former Executive Vice President, Chief Financial Officer;

•	Scott A. Campbell, Ph.D., our Corporate Vice President, Clinical Affairs and Chief Regulatory Officer;

•	Warren C. Kocmond, our Executive Vice President and Chief Operating Officer in 2015, who was subsequently promoted to President and Chief Operating Officer in February 2016; and

•	David H. Persing M.D., Ph.D., our Executive Vice President, Chief Medical & Technology Officer.
2015 Corporate Performance Highlights
We believe our compensation policies are structured to assist us in achieving short-term and long-term corporate success, including increasing our revenue and reducing our net loss, as key indicators of corporate performance. In 2015, our performance against each of these key indicators was as follows:

Metric	2014	2015
Revenue	$470.1 million	$538.6 million
Net Loss	$(50.1) million	$(48.5) million
Net Loss Per Share	$(0.72)	$(0.67)
Except to the extent they impact the funding and payout levels under our annual cash bonus plan (as further described below), we do not use predetermined revenue, net income (loss) or gross margin as specific components for determining compensation of our named executive officers. However, we believe sustained, profitable growth is a critical long-term corporate goal and thus consider corporate performance, including the elements above, in reviewing and setting our executive compensation each year.
Summary of 2015 Compensation Discussion and Analysis

•
Philosophy and Objectives.    The goal of our executive compensation program is to create value for our shareholders by attracting, retaining and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (i) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (ii) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (iii) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (iv) reinforce a sense of urgency and accountability.

•
Compensation Components.  In reviewing and setting our executive compensation, we focus on total direct compensation, including base salary, annual cash incentives and long-term equity incentives paid to our executive officers. However, in setting the compensation for our executive officers we consider all elements of our compensation, which includes the following components:

◦	Base Salaries. To provide fixed compensation to attract and retain the best employees at all levels.

◦	Annual Cash Incentives. To reward executive officers in the near term for achieving superior performance in relation to specific corporate goals.

◦
Long-Term Equity Incentives. To motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period.

◦	Employee Benefits. To meet the health and welfare needs of our employees and their dependents; and

◦
Change of Control & Severance Agreements - To attract and retain officers and to encourage them to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition.

•
The Executive Compensation Process. The Compensation Committee sets the compensation of our executive officers. As part of the process of establishing and adjusting executive compensation levels, on at least an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We further analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Hewitt company, when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and compensation philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and, instead, focuses on the total direct compensation received by each of our executive officers. As a result, the Compensation Committee may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time when setting compensation.

Overview of 2015 Compensation Determinations
The Compensation Committee has adopted and maintains a target total direct compensation approach for our executive officers. In addition, as a result of our operational and financial performance in 2014 and earlier, and in light of the Radford analyses and other factors described in this Proxy Statement, the Compensation Committee:

•
Increased the salaries of John Bishop and David Persing to more closely align base salary and total direct compensation with the compensation payable by our peer group companies and increased the salaries of Daniel Madden and Scott Campbell to reflect their promotions in 2015;

•	Maintained the target bonus awards as a percentage of base salary for all named executive officers except for Daniel Madden and Scott Campbell in order to reflect their promotions in 2015; and

•	Granted long-term equity awards in the form of time-based stock options and time-based restricted stock units to each of our named executive officers.
Philosophy
Our overall compensation philosophy is that (i) our compensation programs will be designed to attract, motivate and retain top performing individuals at all levels in the organization, (ii) individual salary levels may range from below or above market levels based on individual performance, experience and position criticality, (iii) cash incentives will be used, based on affordability, in order to support a pay-for-performance philosophy where we and our employees are accountable for achieving specific goals and results during the year, (iv) special cash incentives may be used for non-executive officers to reward individuals for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback and (v) long-term compensation in the form of equity incentives will be used for retention and to reward sustained company performance over time. The pay-for-performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value.
Our compensation focuses on total direct compensation, which consists of three primary components: (i) base salary, (ii) annual cash incentives and (iii) long-term equity incentives, and targets achieving specified total direct compensation percentiles compared to our peer group, while ensuring that base salaries are market-competitive so that we can attract and retain superior executives and managers in an extremely competitive environment for qualified talent. We consider compensation peer group information for all elements of compensation and target specific percentile levels for total direct compensation and base salary as further described below under the heading Compensation Objectives, but do not target specific percentile level objectives or specific peer group benchmark percentile levels for total cash compensation or long-term equity incentives, which compensation elements are included in total direct compensation. This provides the Compensation Committee and our Chief Executive Officer with the necessary flexibility to structure individual compensation packages while ensuring our overall policies are competitive. In addition, we provide our executive officers a variety of benefits that are generally available to all employees.
We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term, mitigate short-term risk-taking and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the executive officer’s compensation package.
To enforce our commitment to good corporate governance practices related to compensation, we maintain an Insider Trading Policy that regulates the equity trading activities of our employees and prohibits transactions involving pledging, hedging or short sales of our equity. Our named executive officers are subject to our stock ownership guidelines, which encourage a level of stock ownership that we believe appropriately aligns the long-term interests of our executives with those of our shareholders. We do not provide tax gross ups or company-paid retirement benefits for our executive officers.

Role of the Compensation and Organizational Development Committee
Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by The NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2015, the Compensation Committee met 12 times and acted once by unanimous written consent, and each member of the Compensation Committee attended all of the meetings of the Compensation Committee. Compensation Committee meetings typically include, for all or a portion of each meeting, not only the Compensation Committee members but also our Lead Independent Director, our Chief Executive Officer (except during discussions regarding his compensation), our Executive Vice President, Global Human Resources (except during discussions regarding his compensation), a representative of Radford, and a representative from our outside legal counsel.
Compensation Evaluation Processes and Criteria
Evaluation Process
The Compensation Committee works with management and Radford, its outside compensation consultant, when establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and compensation philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and, instead, focuses on the total direct compensation received by each of our executive officers compared to the total direct compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for executive talent. As a result, the Compensation Committee may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time when setting total compensation.
The Compensation Committee establishes total direct compensation considering (i) base salaries for our executive officers, (ii) the desired portion of pay to be at risk delivered in the cash bonus plan based on performance and (iii) equity incentives to incentivize long-term retention and alignment with shareholder value. The type, size and terms of equity-based incentives granted to executive officers are discussed and considered on an annual basis.
The compensation packages for our executive officers are reviewed annually by the Compensation Committee. As part of the process of establishing and adjusting executive compensation levels, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit, as well as an analysis, provided by Radford, of total direct compensation comprised of all cash and equity compensation elements. Total direct compensation is examined on a role-specific basis as well as, in the aggregate, for positions at a similar level and for the executive team overall. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy and objectives, our peer group companies for benchmarking purposes, the use and form of cash and equity incentive compensation, the results of Radford’s analyses, our past and current business performance and future expectations, the structure, targets and funding of our cash bonus plan and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executive officers.
Evaluation Criteria
In determining and approving the amount and mix of compensation elements for 2015 and setting final compensation levels, the members of the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the contribution, performance, experience and future objectives of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	for each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	for our Chief Executive Officer, the evaluations and feedback from our Board of Directors;

•	the self-assessment of each executive officer; and

•
the competitiveness of the total compensation package, as a whole, and the specific pay elements, relative to comparable executives at our peer group companies as set forth by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our executive officers.

Role of the Independent Compensation Consultant
Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities. The only other consulting or other services that Radford or Aon plc, its parent company, performed for us in 2015, at an aggregate cost of less than $120,000, were to provide assumption variables to our finance department for use in equity compensation accounting and for the company’s subscription to survey data for executive and non-executive market data to ensure that our compensation programs are within market norms. The Compensation Committee determined that, notwithstanding the provision of such services, Radford was an independent compensation advisor to the Compensation Committee for 2015, including for purposes of the Dodd-Frank Act and other applicable SEC and NASDAQ regulations.
Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2015. Radford’s compensation experts worked with our Executive Vice President, Global Human Resources to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical compensation data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our executive officers. Radford representatives attended 10 Compensation Committee meetings that occurred during 2015 during which executive compensation, incentive plan design and/or our equity incentive program were discussed. In addition, Radford assists the Compensation Committee, our Chief Executive Officer, and our Executive Vice President, Global Human Resources in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in meetings of the Compensation Committee without our Chief Executive Officer present, as requested.
Benchmarking
When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of our peer companies following discussions with the Compensation Committee, to better understand our business strategy and operating characteristics.
Our peer group is reviewed and revised annually at the Compensation Committee’s regularly scheduled third quarter Compensation Committee meeting. For our compensation analysis for 2015, the Compensation Committee primarily considered medical diagnostic and specialty pharmaceutical companies with the following criteria, which is reviewed and revised as needed each year to reflect the current state of our business, including our revenues and market capitalization:

•
revenues equal to 0.5x to 2.5x our go-forward estimated revenues, or between $200 million and $1 billion, based on our trailing twelve month revenues as of June 30, 2014 of approximately $416 million; we were at the 57th percentile against our peer group when established;

•
market capitalization approximately equal to 0.33x to 3.0x our market capitalization, or between $1 billion and $10 billion, based on our market capitalization of approximately $3.4 billion as of June 30, 2014; we were at the 42nd percentile against our peer group when established; and

•	employee size reflecting comparable organization complexity, determined to be between 500 and 2,000 employees, based on our 1,325 full-time equivalent employees as of June 30, 2014.
In general, the Compensation Committee seeks to identify companies that qualify for inclusion as one of our peer group companies based on the first two of these three stated criteria, with the employee size criteria providing additional context in the analysis and application of the peer group data. Additionally, our Compensation Committee considers companies that are similar to ours with respect to elements such as complexity of the business, operating results and research and development investments and those companies with whom we compete in business and in the recruitment of executive officers, as well as companies that list our company as a peer in their own compensation benchmarking analyses and companies listed in the Institutional Shareholder Services and Glass Lewis peer lists for our company. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes.

For our 2015 peer group list, approved by the Compensation Committee in July 2014, Onyx Pharmaceuticals and ViroPharma were removed due to acquisitions and Abaxis, Dendreon and Meridian Bioscience were removed because the Compensation Committee determined that they no longer represented relevant companies to use for compensation comparison purposes, based in part on Radford’s analyses and the metrics used to select the peer group. Auxilium Pharmaceuticals, Cubist Pharmaceuticals, Medivation, Pharmacyclics, The Medicines Company and Volcano were added to our peer group list as it was believed that they are comparable with us in terms of the metrics used to select the peer group for 2015. Thus, for 2015, our compensation peer group was comprised of the following companies:

Acorda Therapeutics	Luminex
Affymetrix	Medivation
Alkermes	Myriad Genetics
Auxilium Pharmaceuticals	Pharmacyclics
BioMarin Pharmaceutical	Quidel
Cubist Pharmaceuticals	Seattle Genetics
Genomic Health	TECHNE
Illumina	The Medicines Company
Incyte	United Therapeutics
Jazz Pharmaceuticals	Volcano
We believe that the peer group used in 2015 was, at the time, collectively representative of companies in our size range and industry and a fair representation of the employment market in which we compete and reflective of the scope of the roles for out executive leadership. The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.
For our 2016 peer group list, approved by the Compensation Committee in August 2015, Auxilium Pharmaceuticals, Cubist Pharmaceuticals, Pharmacyclics and Volcano were removed due to acquisitions and Acorda and Luminex were removed because the Compensation Committee determined that they no longer represented relevant companies to use for compensation comparison purposes, based on Radford’s analyses and on the metrics used to select the peer group. Align Technology, Masimo Corporation and Nektar Therapeutics were added to the peer group list as it was believed that they are comparable with us in terms of the metrics used to select the peer group for 2016.
Results of 2015 Say-on-Pay Vote
We value the input of our shareholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. In reviewing our executive compensation programs and practices, the Compensation Committee also considered the results of the 2014 and 2015 advisory votes on our executive compensation, which reflected strong support for our compensation practices. For example, 93% of the shares voted in our 2015 advisory vote (excluding the effect of broker non-votes) were voted in favor of our executive compensation. For 2015, the Compensation Committee determined to maintain our existing compensation policies and practices, focusing on total direct compensation, which provides us with flexibility in structuring individual compensation packages, as well as ensuring competitive base salaries in order to attract and retain top talent in an extremely competitive marketplace.
Compensation Objectives
The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each executive officer, all existing elements of his compensation (including base salary, cash incentives, long-term equity incentives, and reimbursement of housing, relocation and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year.
The Compensation Committee focuses on the total direct compensation of our executive officers compared to total direct compensation at peer group companies, but also reviews base salary to ensure that our compensation policies provide for competitive pay to attract, motivate and retain talent in the extremely competitive market for qualified executive officers among our peer group companies. The Compensation Committee compared total direct compensation and base salary to compensation at the peer group companies as described above, with the goal of setting the compensation for each executive at a level such that, for each executive:

•
total direct compensation, which is comprised of base salary, cash incentive compensation and long-term equity incentives, is at a level that is at approximately the 60th to 75th percentile level of total direct compensation paid to executives at peer group companies if we fully fund the incentive compensation bonus pool;

•	base salary is at a level that is at approximately the 50th to 60th percentile level of base salaries for executives with comparable experience and performance at our peer group companies; and

•	cash incentive compensation is paid only in connection with our incentive bonus plan, which requires achievement of specified corporate financial objectives and operational goals.
Executives may be below or above the targets for total direct compensation and base salary based on specific circumstances, including as a result of an arms-length negotiation at the time of employment, which are evaluated by the Compensation Committee. Our cash incentive compensation philosophy is focused on pay-for-performance and we only pay cash incentive compensation pursuant to our self-funding yearly cash incentive bonus plan upon the achievement of specified corporate financial metrics and operational goals.
In reviewing the total direct compensation of our executives each year, we assume full payment of cash incentive bonus amounts. Thus, if the payments under our cash incentive bonus plan for any given year are less than 100% as a result of our failure to achieve specified financial metrics and operational goals, the actual total direct compensation paid to our executives in such year will result in our total direct compensation being below the targeted percentile.
While the Compensation Committee does not have a specific targeted percentile objective for our executive officers’ long-term equity incentive awards, as part of its analytical process, the Compensation Committee does review our executive officers’ long-term equity incentives as compared to our peer group companies using a range of the 25th and 75th percentile levels to understand the spread of pay among our peer group companies.
Our total direct compensation objective recognizes that, over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group. These market reference points are used as guidelines in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are below or above these guidelines based on the criteria outlined above. The Compensation Committee also observed that in the context of hiring an executive or promoting an executive to a role with increased responsibilities, the equity grants made to a newly hired or promoted executive are in many cases twice as large as the annual retention equity grants that would be made to such an executive and, as a result, the market reference points for the resulting compensation outcomes in the year of such hiring or promotion are often higher than the compensation calculated in respect of an executive in an ongoing role. The Compensation Committee also noted where elements of compensation deviated from the stated objectives mainly due to the valuation of equity-based compensation.
Individual compensation levels may range below or above these targeted percentile levels based on individual performance, experience, position or any of the criteria discussed above under “Evaluation Criteria.”
Components of Compensation
We believe in providing a total direct compensation package that is competitive with strong links to pay-for-performance. To support this approach, we provide our executives with an overall total compensation program that includes base salary, cash incentives and annual equity grants in the form of stock options and restricted stock units. We believe each aspect of the program plays an important part in aligning our executive officers with near-term and long-term performance for our shareholders, while ensuring their base salary level is competitive in the marketplace.
Base Salary
We utilize salary as the base amount necessary to attract and retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three years are listed below in the Summary Compensation Table.
Following review of the individual performance and base salaries, cash incentive bonus plan target opportunities and total direct compensation levels for each of our executive officers, the Compensation Committee determined that, except in two limited circumstances described below and in connection with promotions occurring during the course of the year, we would not increase the cash compensation for any of our executive officers in 2015. Notwithstanding the Compensation Committee’s determination to hold the existing cash compensation levels of nearly all of our executive officers constant for 2015, the Compensation Committee approved a 2% merit increase to the base salary of David Persing, our Executive Vice President Chief Medical & Technology Officer, in 2015 to reward his exemplary contributions to our company and approved an increase to our Chief Executive Officer’s base salary in order to bring his total direct compensation, which had previously been below the 25th percentile level of total direct compensation paid to chief executive officers at our peer group companies, to approximately the 50th percentile level. As further described below, the salaries for Daniel Madden and Scott Campbell were both increased by the Compensation Committee during the course of 2015 in connection with their respective promotions to executive officer positions. As of December 31, 2015, the annual base salary for each of our named executive officers was as follows:

Name	2015 Base Salary	Increase from 2014
John L. Bishop	$710,000	7%
Daniel E. Madden	375,000	44%
Ilan Daskal (former CFO)	425,000	N/A
Andrew D. Miller (former CFO)	415,000	0%
Scott A. Campbell, Ph.D.	315,000	38%
Warren C. Kocmond	450,000	0%
David H. Persing M.D., Ph.D.	460,500	2%
Annual Cash Incentives
We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. Incentive compensation targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. Our bonus plan described below is the only cash incentive program covering our executive officers.
The Compensation Committee has historically, and again for 2015, set performance targets for our annual cash incentive bonus plan that it believes require significant effort to achieve, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. The percentage of the target bonus actually paid out to each executive officer participating in the cash incentive bonus plan in 2011, 2012, 2013, 2014 and 2015 are summarized in the below table:

Year	Percentage of Target Bonus
2011	116%
2012	31%
2013	44%
2014	84%
2015	79%
In December 2014, the Compensation Committee reviewed and approved the proposed terms of a cash incentive bonus plan for 2015 based, in part, on analyses from Radford with respect to cash incentive bonus plans for our peer group companies. The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency as represented by operating margin. The Compensation Committee also established operational objectives for the bonus plan in order to encourage the management team to focus on our key 2015 strategies and initiatives. Failure to achieve any of the specific operational objectives would result in the downward adjustment of the bonus payouts that would otherwise result directly from the level of achievement of the financial performance metrics.
The bonuses to our named executive officers do not have additional individual performance objectives because the Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives described below under “Bonus Plan Structure,” the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Incentive Plan Structure
Whether or not a cash incentive pool is funded, and at what levels, was determined based on a weighted curve that relates our 2015 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and our 2015 non-GAAP operating margin measured against pre-determined operating margin objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives. The Compensation Committee selected the Financial Objectives because they are relevant indicators of our annual financial performance. The Revenue Objective reflects growth in our business. The Operating Margin Objective is indicative of our operational profitability and efficiency and provides some balance to encourage efficient revenue growth and management of expenses. For 2015, at target bonus pool funding (the 100% funding level), the results of our performance against the Revenue Objective account for 60% of bonus pool funding and the results of our performance against the Operating Margin Objective account for 40% of bonus pool funding. For amounts above or below the 100% target level for either objective, we utilize a weighted curve to relate relative performance of the two objectives to pool funding. The target bonus pool funding is the aggregate amount of all target bonuses if paid at the 100% level, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. We set minimum thresholds for both the Revenue Objective and the Operating Margin Objective in the event of significant under-performance during the fiscal year, which is consistent with our commitment to pay for performance that is designed to create value for all shareholders. With respect to the Revenue Objective, the minimum threshold was $482.8 million compared to the target performance level of $568.0 million. With respect to the Operating Margin Objective, the minimum threshold was -1% compared to the target performance level of 5%. If we had not achieved the minimum threshold Revenue Objective, then no amount would have been funded under the Revenue Objective portion of the bonus plan for 2015, and if we had not achieved the minimum threshold Operating Margin Objective, then no amount would have been funded under the Operating Margin Objective portion of the bonus plan for 2015. If we achieved at least the minimum thresholds for both the Revenue Objective and the Operating Margin Objective, then we would have funded the cash bonus pool at the level of 50% of the aggregate target bonus amount. The cash bonus pool is funded at increasing levels, according to level of achievement of the Revenue Objective and the Operating Margin Objective, up to a maximum of 200% of the aggregate target bonus amount for achievement of the highest Revenue Objective and the highest Operating Margin Objective.
If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based upon the level of achievement of the Financial Objectives. The financial funding may be adjusted downward by up to 20% of the bonus pool as funded, based solely on the discretion of the Compensation Committee, and their assessment of achievement of specified corporate operational goals (based on specified weighting for each objective). For 2015, the following corporate objectives where established:

(1)	specific ship and trial targets by specified dates for three of our virology diagnostic tests;

(2)	achievement of a specified revenue targets in our North American commercial operations and international commercial operations; and

(3)	completion of specified milestones under three specific product development initiatives by specified dates.
If the Financial Objectives were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each executive officer participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on such officer’s salary grade.
2015 Incentive Plan Results and Payouts
In 2015, we achieved 94.9% of the Revenue Objective and 44.0% of the Operating Margin Objective, resulting in the funding of the bonus pool on a weighted curve at 86% of the target pool, calculated as follows:

	Minimum	Target (100% Attainment)	Maximum	Actual 2015 Achievement	Actual 2015 Achievement (against Target)
Revenue Objective	$482 million	$568 million	$653 million	$539 million	94.9%
Operating Margin Objective	-1%	5.0%	7.7%	2.2%	44.0%
The achievement of the Financial Objectives at this level would have resulted in the bonus pool being funded at 86% of their target bonus. With respect to the specified corporate goals, the Compensation Committee reviewed the various levels of achievement of the specified corporate goals and determined that the bonus funding would be reduced by 7% based on our failure to achieve the specified trial date for one of our virology diagnostic tests, our failure to achieve the specified revenue in our North American commercial operations and international commercial operations and our failure to achieve certain timely milestones under one of our three specified product development initiatives. Therefore, each executive officer that remained employed as of the end of the 2015 received a bonus payment equal to 79% of their target bonus.

The following table sets forth the 2015 target award and actual payout amount for the Named Executive Officers listed below pursuant to our 2015 Bonus Plan:

Name	Target Award as % of Base Salary	Potential Payout at Target (100% Achievement)	Actual 2015 Achievement	2015 Payout Amount
John L. Bishop	100%	$710,000	79%	$560,900
Daniel E. Madden	60%	$225,000	79%	$177,750
Ilan Daskal (former CFO)	60%	$255,000	0%	$—
Andrew D. Miller (former CFO)	60%	$249,000	0%	$—
Scott A. Campbell, Ph.D.	50%	$157,500	79%	$124,425
Warren C. Kocmond	60%	$270,000	79%	$213,300
David H. Persing, M.D., Ph.D.	60%	$276,300	79%	$218,277
We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but plan to adopt such a policy once the SEC has adopted final rules in this regard.
Discretionary Bonuses
Our Compensation Committee may award discretionary cash bonuses to, among other things, incentivize new hires, encourage retention of executives and reward individuals or groups of individuals who make exceptional contributions to our company. The Compensation Committee did not award any discretionary bonuses to named executive officers in 2015.
Equity Incentives
We grant equity incentives in the form of stock options and restricted stock units, as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of our shareholders by providing them with an equity stake.
We granted restricted stock units to our executive officers generally for the first time in 2010 and continued to do so through 2015. This decision is based, in part, upon the recommendation of Radford, based on their assessment of the peer group and broader market practices, where over 80% of our peer group companies issue restricted stock and/or restricted stock units, which are both considered full value equity, to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. We generally grant restricted stock units to our executive officers using a 75% stock option to 25% restricted stock unit ratio, although the Compensation Committee may vary this ratio in its discretion, and grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan. In 2015, our peer group companies granted stock options and restricted stock units for their named executive officers in a ratio closer to 60% to 65% stock options and 35% to 40% restricted stock units. The Compensation Committee chose to utilize relatively more stock options, compared to our peer groups, to reinforce the alignment with shareholders to emphasize future stock performance.
Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest over four years at a rate of 25% of the shares subject to the option vesting on the first anniversary of the grant date, with the remaining 75% of the shares vesting and becoming exercisable ratably over the following 36 months.
A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient, as opposed to an option grant, which requires payment of an exercise price. Typically, our restricted stock unit grants vest over four years at a rate of 25% vesting on the first anniversary of the grant date, with the remaining 75% vesting ratably over each three month period thereafter, and are settled in shares of our common stock within 30 days following the applicable date of vesting.

Additionally, our equity incentive plan requires that grants of restricted stock, restricted stock units, stock bonus awards and performance shares, collectively referred to as Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period, such minimum vesting or settlement restriction periods referred to as the Minimum Restriction Periods. However, we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, so long as we do not grant more than 5% of the aggregate shares of common stock reserved and available for grant and issuance under the our equity incentive plan without the Minimum Restriction Periods.
The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested, and other relevant data supplied by Radford. Additionally, the Compensation Committee seeks to reinforce a team approach to the management of, and responsibility for, our business by, when and as appropriate, granting equity awards that are consistent in size among our Executive Vice Presidents and our Corporate Vice Presidents, respectively.
Equity grants typically are granted to executive officers when the executive first joins us or in connection with a promotion or significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s “in the money” as compared to “underwater” value of outstanding equity grants and then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option and/or restricted stock units granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.
While the Compensation Committee does not have a targeted percentile level objective for our executive officers’ long-term equity incentives, the Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for option grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considers the percentage ownership of the equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested and grant date fair market value of the equity grants, when approving these grants to our executive officers. Further, in order to achieve our objective of paying total direct compensation to our executive officers in the 60th to 75th percentiles of executive officers in similar roles at our compensation peer group companies and in light of the significant portion of the total direct compensation represented by equity grants, in 2015, the Compensation Committee approved equity grants to our executive officers between the 25th to 75th percentile of equity compensation paid to similarly situated executives at our peer group companies, with the midrange point at the 60th percentile level.
The date on which an equity award is granted is the date specified in the resolutions of our Board, Compensation Committee or equity incentive committee, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board, Compensation Committee or equity incentive committee, as applicable. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our performance-based annual equity grants to our current executive officers at the Compensation Committee’s regularly scheduled second quarter meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of the later of their employment start date and the date on which the grant is approved by the Board, Compensation Committee or equity incentive committee, and grants made in connection with promotions of current employees are made as of the later of the date that the promotion is effective and the date on which the grant is approved by our Board, Compensation Committee or equity incentive committee. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.
For stock equity grants other than to executive officers, the Compensation Committee has delegated authority to make grants to an equity incentive committee consisting of the two Board members who are also executive officers of our company, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level. The Compensation Committee generally reviews the scope of this grant of delegated authority and the specific guidelines each year, and did so at its regularly scheduled first quarter meeting in 2015. The equity incentive committee may grant options and/or restricted stock units, at its discretion but within the specified guidelines, with each restricted stock unit at 1:3 ratio of the stock option-equivalent equity amount set forth in the specific guidelines. Option grants are granted with an exercise price equal to the fair market value on the date of grant. All equity grants are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by written consent of the equity incentive committee.

We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but plan to adopt such a policy once the SEC has adopted final rules in this regard.
Executive Officer Stock Ownership Policy
During 2012, the Compensation Committee adopted a stock ownership policy for our executive officers to ensure a continuing close alignment between the economic interests of our executive officers and the long-term creation of shareholder value. Under the policy, our Chief Executive Officer must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to three times his base salary, our Executive Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to two times their base salary and our Senior Vice Presidents and Corporate Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to one times their base salary. For purposes of determining the value of the shares of our common stock and/or unvested restricted stock units held by our executive officers, (1) shares of our common stock will be deemed to have a value equal to the greater of (x) the then-current fair market value of our common stock as reported on the NASDAQ Global Market and (y) the purchase price paid for such shares of our common stock or, in the case of shares of our common stock issued upon the exercise of stock options, the exercise price paid for such shares of our common stock, or in the case of shares of our common stock issued upon the vesting of restricted stock units, the closing price of our common stock on the date such restricted stock units vested, and (2) in the case of unvested restricted stock units, the then-current fair market value of the shares of our common stock issuable upon such restricted stock units less the number of restricted stock units that, at such then-current fair market value, would be required to be forfeited to pay the withholding amounts required to be paid upon vesting and issuance of such restricted stock units. Our executive officers have until the later of five years from the date of implementation of our stock ownership policy in December 2012 or becoming subject to the stock ownership policy to meet its requirements.
Prohibition on Equity Hedging Transactions
We have a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regard to our securities.
Severance Agreements
Under the terms of our equity-based compensation plans and change of control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including certain terminations of employment and in connection with a change of control of Cepheid. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2015, are described in detail in the section entitled “Potential Payments Upon Termination or Change of Control” below.
In the case of each change of control agreement, with the exception of certain severance provisions contained in our employment arrangement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms-length negotiations with Mr. Bishop. When setting the terms of this arrangement, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated without cause or as a result of constructive termination, each as defined in the applicable agreement, in either case, within 12 months following the transaction. In addition, Mr. Bishop is eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change of control.

We believe the structure of our “double trigger” change of control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquiror. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirors, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirors and, as a result, to our shareholders.
In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change of control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.
In 2015, the Company also entered into a separation agreement with Ilan Daskal in connection with his separation from Cepheid and paid severance compensation to Mr. Daskal pursuant thereto, which compensation is more fully described under “Details of Compensation Paid to our Named Executive Officers” below.
Other Benefits
Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group companies. In addition, certain of our executive officers and highly compensated employees, including our named executive officers, are eligible to participate in our non-qualified deferred compensation plan, or the Deferred Compensation Plan. This plan is maintained to permit certain of our executive officers and highly compensated employees to defer some of their compensation in order to also defer taxation on such amounts. Pursuant to the Deferred Compensation Plan, eligible employees can defer between 5% and 75% of their base salary and between 5% and 100% of any cash based incentive awards payable to such employee. Except for our 401(k) plan and the Deferred Compensation Plan, we do not provide pension arrangements or similar benefits to our executives or employees. Additionally, Mr. Bishop receives reimbursement for commuting costs, as described further below.
Details of Compensation Paid to our Named Executive Officers
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Objectives” and “Components of Compensation.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2015 is set forth below.
Chief Executive Officer
As our Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives. He also represents us to the investment community. Commencing in February 2013, Mr. Bishop began serving as the Chairman of our Board of Directors, for which he does not receive additional compensation. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Total Direct Compensation. Mr. Bishop’s total direct compensation for 2015 was $6,296,767, which includes $4,957,363 of equity award compensation calculated at an aggregate grant date fair value under ASC 718. This total direct compensation was at the 57th percentile level of total direct compensation paid to chief executive officers at our peer group companies. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford. In reviewing Mr. Bishop’s total direct compensation, the Compensation Committee also reviewed Mr. Bishop’s base salary, cash incentives, long-term equity incentives and other compensation, which are the components of his total direct compensation. Such components are further detailed below in this section.
Base Salary. The Compensation Committee approved an increase to Mr. Bishop’s base salary to $710,000 for 2015, reflecting a $44,000 increase from 2014, with the increased base salary effective April 27, 2015. Prior to such increase, Mr. Bishop’s base salary was at the 22nd percentile level of base salaries paid to chief executive officers at our peer group companies. Following the increase, Mr. Bishop’s base salary of $710,000 was at the 35th percentile level of base salaries paid to chief executive officers at our peer group companies. The Compensation Committee approved the increase in Mr. Bishop’s base salary to more closely align his base salary and total direct compensation with the base salaries and total direct compensation of chief executive officers at our peer companies.
Cash Incentive. For 2015, Mr. Bishop was awarded cash incentive compensation of $560,900, representing 79% of his annual base salary for 2015, or 79% of his target bonus of 100% of his base salary. This bonus was based entirely upon our achievement of our financial and corporate objectives described above.
Equity-Based Long-Term Incentive. In April 2015, the Compensation Committee approved the grant to Mr. Bishop of an option to purchase 205,000 shares of our common stock and 23,000 restricted stock units. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these grants in April 2015 based on Mr. Bishop’s performance and to continue to incentivize his future retention and performance and drive returns for our shareholders, as well as upon a review of competitive equity incentive data for chief executive officers of our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria.
Other Compensation. Pursuant to his employment arrangement, we reimburse Mr. Bishop’s commuting expenses to and from his permanent home in Chicago, Illinois to the San Francisco Bay Area. These commuting expenses in 2015 totaled $75,678. We provide these benefits to Mr. Bishop as the Compensation Committee believes that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.
Executive Vice President, Chief Financial Officer
Daniel E. Madden began serving as our Executive Vice President, Chief Financial Officer on August 13, 2015. Prior to that time, Mr. Madden served as our Vice President and Corporate Controller from June 2014 through August 2015 and also served as our Acting Chief Financial Officer from February 2015 (after the departure of Mr. Miller) to April 2015 (upon the arrival of Mr. Daskal). Mr. Madden is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, tax management and information technology.
Total Direct Compensation. In 2015, Mr. Madden received aggregate total direct compensation of $1,997,425, which includes $1,508,078 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, comprised of $140,575 of equity award compensation in connection with Mr. Madden’s service as our Acting Chief Financial Officer, $971,601of equity award compensation in connection with Mr. Madden’s promotion to Executive Vice President, Chief Financial Officer, and $395,903 of equity award compensation in connection with Mr. Madden’s annual retention equity awards. This total direct compensation was at the 49th percentile level of total direct compensation paid to chief financial officers at our peer group companies. This total direct compensation is less than our targeted total direct compensation percentile primarily as a result of Mr. Madden being a first-time chief financial officer as compared to chief financial officers at our peer group companies, many of whom have several years of experience and have been chief financial officer at multiple companies. In reviewing Mr. Madden’s total direct compensation, the Compensation Committee also reviewed Mr. Madden’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. Effective August 13, 2015, in connection with Mr. Madden’s promotion to Executive Vice President, Chief Financial Officer, the Compensation Committee approved an increase to Mr. Madden’s base salary to $375,000 for 2015, reflecting a $104,000 increase from Mr. Madden’s 2015 salary prior to his promotion to an executive officer position and an aggregate $115,000 increase from Mr. Madden’s 2014 salary. In increasing his base salary in connection with his promotion, the Compensation Committee noted that Mr. Madden’s base salary of $375,000 was at the 29th percentile level of base salaries paid to chief financial officers at our peer group companies.
Cash Incentive. In connection with his promotion to Executive Vice President, Chief Financial Officer, Mr. Madden’s target bonus percentage was increased from 40% to 60%. Mr. Madden was awarded cash incentive compensation of $177,750, representing 47% of his annual base salary for 2015, or 79% of his target bonus of 60% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.
Equity-Based Long-Term Incentive. In January 2015, in connection with Mr. Madden’s appointment to serve as Acting Chief Financial Officer during the pendency of our search for a permanent Chief Financial Officer, the Compensation Committee approved the grant to Mr. Madden of 2,500 restricted stock units. In May 2015, the equity incentive committee of the Compensation Committee approved the grant to Mr. Madden of an option to purchase 16,500 shares of our common stock and 1,850 restricted stock units based upon Mr. Madden’s performance, including serving as our Acting Chief Financial Officer from February 2015 to April 2015, and the value of his existing vested equity as compared to unvested equity. In August 2015, in connection with his promotion to Executive Vice President, Chief Financial Officer, Mr. Madden was granted an additional 5,000 restricted stock units and an additional option to purchase 45,000 shares of our common stock to ensure that his compensation was competitive with that of chief financial officers in our peer group. Each option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant of such grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date for such grant and the 75% balance in equal monthly installments over the following three years. Each restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date of such grant and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee determined that these equity grants were appropriate pursuant to criteria specified above.
Former Executive Vice President, Chief Financial Officer (Daskal)
Ilan Daskal served as our Executive Vice President, Chief Financial Officer from April 2015 to August 2015 and was responsible for financial budgeting and planning, financial accounting, financial and treasury operations, tax management and information technology during that time period.
Total Direct Compensation. In 2015, Mr. Daskal received aggregate total direct compensation of $3,129,904, which includes $2,316,400 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. This total direct compensation was at the 89th percentile level of total direct compensation paid to chief financial officers at our peer group companies. In reviewing Mr. Daskal’s total direct compensation, the Compensation Committee also reviewed Mr. Daskal’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.
Base Salary. Through the course of arms-length negotiations with Mr. Daskal in connection with his hiring as Executive Vice President, Chief Financial Officer, the Compensation Committee determined that his base salary would be $425,000 in 2015. In determining his base salary, the Compensation Committee noted that Mr. Daskal’s annualized base salary of $425,000 was at the 59th percentile level of base salaries paid to chief financial officers at our peer group companies. The Compensation Committee determined that this level of compensation was appropriate based on Mr. Daskal’s level of prior experience through the course of arms-length negotiations and to ensure that his compensation was competitive with that of comparably situated executives in our peer group.
Cash Incentive. Mr. Daskal was not eligible to receive cash incentive compensation for 2015 because he left the Company prior to December 31, 2015.
Equity-Based Long-Term Incentive. In April 2015, in connection with Mr. Daskal’s initial hire package, Mr. Daskal was granted an option to purchase 100,000 shares of our common stock and 10,000 restricted stock units. These grants were determined by the Compensation Committee through the course of arms-length negotiations with Mr. Daskal and were made as inducement grants pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and would have vested over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant would have vested over a four-year period, with 25% vesting on the one-year anniversary of the grant date for each such grant and the 75% balance vesting in equal quarterly installments over the following three years. Because Mr. Daskal resigned from his position with Cepheid prior to the one year anniversary of the grant date for these grants, none of the shares subject to the option or restricted stock units will ever vest.

Severance. In connection with his separation from our company, we entered into an agreement with Mr. Daskal regarding the terms of his separation. Pursuant to such agreement, Mr. Daskal released us from potential liability in connection with his employment and separation and we agreed (i) to provide Mr. Daskal with a separation payment in the amount of $435,000, which equaled one year of his annual base salary, and $10,000 of additional severance compensation and (ii) to pay $191,250 to Mr. Daskal with respect of his target bonus under our 2015 cash bonus plan, which equaled 60% of Mr. Daskal’s base salary, prorated from his date of hire through the end of 2015. The Compensation Committee set Mr. Daskal’s severance pay based on severance amounts paid to comparable executives, the benefit of receiving a release of claims from Mr. Daskal and that none of Mr. Daskal’s equity compensation would vest or be received by him.
Former Executive Vice President, Chief Financial Officer (Miller)
Andrew D. Miller served as our Executive Vice President, Chief Financial Officer through February 2015 and was responsible for financial budgeting and planning, financial accounting, financial and treasury operations, investor relations, tax management and information technology during that time.
Total Direct Compensation. In 2015, Mr. Miller received aggregate total direct compensation of $104,628, which represents approximately one and a half months of salary and payout of unused vacation time and does not include any equity award compensation. In December 2014, Mr. Miller announced his resignation from the Company, to be effective February 2015. As a result, Mr. Miller’s compensation for the portion of 2015 that he served as Chief Financial Officer was not reviewed or revised by the Compensation Committee.
Base Salary. Mr. Miller’s base salary was unchanged and remained at $415,000 for the portion of 2015 that Mr. Miller served as our Chief Financial Officer. Mr. Miller’s base salary of $415,000 was at the 55th percentile level of base salaries paid to chief financial officers at our peer group companies.
Cash Incentive. Mr. Miller was not eligible to receive cash incentive compensation for 2015 because he left the Company prior to December 31, 2015.
Equity-Based Long-Term Incentive. Mr. Miller did not receive any equity-based long-term incentive compensation in 2015 in light of his resignation in February 2015.
Corporate Vice President, Clinical Affairs and Chief Regulatory Officer
As our Corporate Vice President, Clinical Affairs and Chief Regulatory Officer, Scott A. Campbell is responsible for all of our corporate regulatory activities worldwide, direction and management of all activities related to establishing and maintaining product clinical trials and leading our quality system program and initiatives.
Total Direct Compensation. In 2015, Mr. Campbell received aggregate total direct compensation of $2,109,290, which includes $1,711,585 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below, comprised of $314,863 of equity award compensation in connection with Mr. Campbell’s promotion to Vice President, Chief Regulatory Officer, $606,822 of equity award compensation in connection with Mr. Campbell’s further promotion to Corporate Vice President, Clinical Affairs and Chief Regulatory Officer, and $789,900 of equity award compensation in connection with Mr. Campbell’s annual retention equity awards. This total direct compensation was at the highest percentile level of total direct compensation paid to the top regulatory affairs executives at our peer group companies. This total direct compensation exceeds our targeted total direct compensation percentile primarily as a result of Mr. Campbell being promoted and receiving equity-based compensation in connection with such promotions in 2015, as his base salary was only at the 45th percentile level of base salaries paid to top regulatory executives at our peer group companies. The Compensation Committee observes that the value of equity-based compensation paid to executives generally in our compensation peer group in the year in which such executives were hired is approximately two to three times the value of the equity-based compensation paid to executives in other years. When the Compensation Committee considers compensation changes in connection with a promotion, it considers peer group market data paid to newly-hired executives in such role. In reviewing Mr. Campbell’s total direct compensation, the Compensation Committee also reviewed Mr. Campbell’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.

Base Salary. Effective August 2015, in connection with Mr. Campbell’s promotion to Vice President, Chief Regulatory Officer, the Compensation Committee approved an increase to Mr. Campbell’s base salary to $280,000 for 2015, reflecting a $15,000 increase from Mr. Campbell’s 2015 salary prior to his promotion to an executive officer position and an aggregate $52,224 increase from Mr. Campbell’s 2014 salary. Further, effective September 2015, in connection with his further promotion to Corporate Vice President, Clinical Affairs and Chief Regulatory Officer, the Compensation Committee approved an additional increase to Mr. Campbell’s base salary to $315,000 for 2015, reflecting an additional $35,000 increase. In increasing his base salary in connection with his promotions, the Compensation Committee noted that Mr. Campbell’s final base salary for 2015 of $315,000 was at the 45th percentile level of base salaries paid to the top regulatory affairs executives at our peer group companies.
Cash Incentive. In connection with his promotion to Corporate Vice President, Clinical Affairs and Chief Regulatory Officer, Mr. Campbell’s target bonus percentage was increased from 40% to 50%. Mr. Campbell was awarded cash incentive compensation of $124,425, representing 40% of his annual base salary for 2015, or 79% of his target bonus of 50% of his base salary, which is consistent with the 50% target percentage of base salary for our other corporate vice presidents. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.
Equity-Based Long-Term Incentive. In May 2015, equity incentive committee of the Compensation Committee approved the grant to Mr. Campbell of an option to purchase 33,000 shares of our common stock and 3,666 restricted stock units as annual retention equity awards based upon Mr. Campbell’s performance and the value of his existing vested equity as compared to unvested equity. In August 2015, in connection with his promotion to Vice President, Chief Regulatory Officer, Mr. Campbell was granted an additional option to purchase 15,000 shares of our common stock and 1,667 restricted stock units to ensure that his compensation was competitive with that of comparably situated executives in our peer group and in September, in connection with his further promotion to Corporate Vice President, Clinical Affairs and Chief Regulatory Officer, Mr. Campbell was granted an additional option to purchase 27,000 shares of our common stock and 3,000 restricted stock units to ensure that his compensation was competitive with that of comparably situated executives in our peer group and consistent with grants for other corporate vice presidents. The option grants each had an exercise price equal to 100% of the fair market value of our common stock on the date of such grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date for such grant and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grants will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date for each such grant and the 75% balance vesting in equal quarterly installments over the following three years. The Compensation Committee determined that these equity grants were appropriate pursuant to the criteria specified above.
Executive Vice President, Chief Operating Officer
As our Executive Vice President, Chief Operating Officer in 2015, Warren C. Kocmond was responsible for our global operations, including engineering, manufacturing and technical service operations, our technical service and support and our quality and regulatory systems. Mr. Kocmond was subsequently promoted to President and Chief Operating Officer in February 2016 and, as a result, is now also responsible for our worldwide commercial operations.
Total Direct Compensation. In 2015, Mr. Kocmond received aggregate total direct compensation of $2,028,736, which includes $1,356,874 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. This total direct compensation was at the 39th percentile level of total direct compensation paid to chief operating officers at our peer group companies, many of whom are also responsible for commercial operations. In reviewing Mr. Kocmond’s total direct compensation, the Compensation Committee also reviewed Mr. Kocmond’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.
Base Salary. The Compensation Committee determined that Mr. Kocmond’s base salary would be unchanged and remain at $450,000 in 2015. The Compensation Committee noted that Mr. Kocmond’s base salary of $450,000 was at the 31st percentile level of base salaries paid to chief operating officers at our peer group companies. Effective upon Mr. Kocmond’s promotion in February 2016, his annual base salary was increased to $525,000.

Cash Incentive. Mr. Kocmond was awarded cash incentive compensation of $213,300, representing 47% of his annual base salary for 2015, or 79% of his target bonus of 60% of his base salary, which is consistent with the 60% target percentage of base salary for our other executive vice presidents. This bonus was based entirely upon our achievement of the financial and corporate objectives described above. Effective upon Mr. Kocmond’s promotion in February 2016, his target bonus was increased to 75% of his base salary.

Equity-Based Long-Term Incentive. In April 2015, the Compensation Committee approved the grant to Mr. Kocmond of an option to purchase 56,250 shares of our common stock and 6,250 restricted stock units. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance 75% vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Kocmond’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria. Upon Mr. Kocmond’s promotion in February 2016, he was granted (1)12,500 restricted stock units that will vest over a four-year period with 25% of the shares vesting on the first anniversary of the grant date and an additional 1/16th of the shares vesting at the end of each three-month period thereafter and (2) an option to purchase 112,500 shares of Cepheid’s common stock with an exercise price equal to the closing price of our common stock on the date of grant that will vest over a four-year period with 25% of the shares subject to the option vesting on the first anniversary of the grant date and an additional 1/48th of the shares subject to the option vesting monthly thereafter.
Executive Vice President, Chief Medical & Technology Officer
As our Executive Vice President, Chief Medical & Technology Officer, David H. Persing, M.D., Ph.D. oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board.
Total Direct Compensation. In 2015, Dr. Persing received aggregate total direct compensation of $2,037,135, which includes $1,356,784 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. This total direct compensation was at the 50th percentile level of total direct compensation paid to chief technology officers at our peer group companies. In reviewing Dr. Persing’s total direct compensation, the Compensation Committee also reviewed Dr. Persing’s base salary, cash incentives and long-term equity incentives, which are the components of his total direct compensation. Such components are further detailed below in this section.
Base Salary. The Compensation Committee determined to increase Dr. Persing’s base salary by $10,000 to $460,500 in 2015. The Compensation Committee noted that Dr. Persing’s base salary of $460,500 was at the 55th percentile level of base salaries paid to chief technology officers at our peer group companies.

Cash Incentive. Dr. Persing was awarded cash incentive compensation of $218,277, representing 47% of his annual base salary for 2015, or 79% of his target bonus of 60% of his base salary, which is consistent with the 60% target percentage of base salary for our other executive vice presidents. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.
Equity-Based Long-Term Incentive. In April 2015, the Compensation Committee approved the grant to Dr. Persing of an option to purchase 56,250 shares of our common stock and 6,250 restricted stock units. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the 75% balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance 75% vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Dr. Persing’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria.
Material Terms of Employment Agreements
John L. Bishop. In January 2007, we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. We paid for Mr. Bishop’s housing in the San Francisco Bay Area until February 2014. We pay for commuting expenses for travel between Mr. Bishop’s permanent home in Chicago, Illinois and Sunnyvale, California.
Other than following a change of control event, upon Mr. Bishop’s termination other than for cause or upon a constructive termination, each as defined in his employment agreement. Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options, restricted stock units and other equity awards and 24 months of paid COBRA health insurance premiums.
In the instance of constructive termination, Mr. Bishop’s receipt of benefits is contingent upon his providing us with notice and an opportunity to cure after he determines that a constructive termination has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. We will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.
Daniel E. Madden. We entered into an employment offer letter with Mr. Madden, our Executive Vice President, Chief Financial Officer, in May 2014 when he began employment with Cepheid as our Vice President, Controller. Under the terms of the offer letter, Mr. Madden received an annual base salary of $260,000 in 2014, which has since been increased by the Compensation Committee, and was eligible to receive a cash bonus of up to 40% of his base salary, which has since been increased by the Compensation Committee. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Madden an option to purchase 18,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in May 2014 and 2,000 restricted stock units. We also entered into a change of control and severance agreement with Mr. Madden that is described below in connection with this promotion to Executive Vice President, Chief Financial Officer.
Ilan Daskal. We entered into an employment offer letter with Mr. Daskal, our former Executive Vice President, Chief Financial Officer, in April 2015. Under the terms of the offer letter, Mr. Daskal received an annual base salary of $425,000 and was eligible to receive a cash bonus of up to 60% of his base salary. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Daskal an option to purchase 100,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2015 and 10,000 restricted stock units. We also entered into a change of control and severance agreement with Mr. Daskal that is described below. In connection with his separation from Cepheid, Mr. Daskal entered into an agreement with Cepheid regarding the terms of his separation from Cepheid, pursuant to which Cepheid agreed to provide Mr. Daskal with (i) a separation payment in the amount of $435,000, which equaled one year of Mr. Daskal’s annual base salary plus $10,000 of additional compensation and (ii) payment of Mr. Daskal’s full target cash incentive bonus for 2015, prorated for Mr. Daskal’s start date with the Company, of $191,250, or 60% of his prorated base salary, in exchange for a release of claims from Mr. Daskal.
Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our former Executive Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008, which was subsequently increased by the Compensation Committee, and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provided that he would be eligible to receive a cash bonus of up to 35% of his base salary, which was subsequently increased. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Miller an option to purchase 200,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.
Scott A. Campbell. We entered into an employment offer letter with Mr. Campbell, our Corporate Vice President, Clinical Affairs and Chief Regulatory Officer on in May 2010 when he began employment with Cepheid as our Director, Clinical Affairs. Under the terms of the offer letter, Mr. Campbell received an annual base salary of $182,000, which has since been increased by the Compensation Committee and was eligible for bonus of up to 10% of his base salary, which has since been increased by the Compensation Committee. In addition, the offer letter provided that we would grant Mr. Campbell an option to purchase 9,750 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in June 2010. We also entered into a change of control and severance agreement with Mr. Campbell that is described below.
Warren C. Kocmond. We entered into an employment offer letter with Mr. Kocmond, our Executive Vice President, Chief Operating Officer in 2015, who was subsequently promoted to President and Chief Operating Officer in February 2016, in April 2013 and he began employment with us in May 2013. When he began employment with Cepheid, Mr. Kocmond served as our Executive Vice President, Global Operations. Under the terms of the offer letter, Mr. Kocmond received an annual base salary of $385,000 in 2013, which has since been increased by the Compensation Committee, and was eligible to receive a cash bonus of up to 45% of his base salary, which has since been increased by the Compensation Committee. In addition, the offer letter provided that we would grant Mr. Kocmond an option to purchase 75,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in May 2013 and 8,333 restricted stock units. We also entered into a change of control and severance agreement with Mr. Kocmond that is described below.

David H. Persing. We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by the Compensation Committee, and was eligible for bonus of up to 35% of his base salary, which has since been increased by the Compensation Committee. In addition, the offer letter provided that we would grant Dr. Persing an option to purchase 350,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.
Change of Control Retention and Severance Agreements for Dan Madden, Ilan Daskal, Andrew Miller, Scott Campbell, Warren Kocmond and David Persing. We have entered into change of control retention and severance agreements with Messrs. Madden, Daskal, Miller, Campbell and Kocmond and Dr. Persing. The agreements for Messrs. Daskal and Miller ceased to be effective upon the separation of each of Mr. Daskal and Mr. Miller from employment with Cepheid. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, each as defined in the change of control retention and severance agreements, occurs within one year of a change of control event, Mr. Kocmond will receive a lump sum payment equal to 20 months’ base salary, Mr. Madden and Dr. Persing will receive a lump sum payment equal to 18 months’ base salary and Mr. Campbell will receive a lump sum payment equal to 15 months’ base salary. Prior to his promotion in February 2016, Mr. Kocmond’s lump sum payment upon termination in connection with a change of control event would have been equal to 18 months’ base salary. All outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested. The change of control retention and severance agreements also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. We believe this provision is necessary in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated. The change of control retention and severance agreements further provide that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors, which we believe is necessary in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.
Compensation and Organizational Development Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

Hollings C. Renton, Chair
Thomas Gutshall
Glenn D. Steele, Jr.

SUMMARY OF EXECUTIVE COMPENSATION
The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2013, 2014 and 2015.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John L. Bishop,	2015	698,854	—	1,308,240	3,649,123	560,900	(2)	—	79,650	(3)	6,296,767
Chairman and Chief Executive Officer	2014	664,908	—	893,880	2,709,156	559,440	(4)	—	56,752		4,884,136
	2013	577,238	—	753,870	2,433,308	227,700	(5)	—	106,668		4,098,784
Daniel E. Madden	2015	308,596	—	496,836	1,011,242	177,750	(2)	—	3,000		1,997,424
Executive Vice President, Chief Financial Officer
Ilan Daskal	2015	169,540	—	560,100	1,756,300	—		—	643,964	(6)	3,129,904
Former Executive Vice President, Chief Financial Officer
Andrew D. Miller	2015	59,058	—	—	—	—		—	45,570	(7)	104,628
Former Executive Vice President, Chief Financial Officer	2014	416,596	—	206,280	634,058	209,160	(4)	—	3,000		1,469,094
	2013	416,596	—	226,161	724,815	82,170	(5)	—	3,717		1,453,459
Scott A. Campbell, Ph.D	2015	269,506	—	445,472	1,266,113	124,425	(2)	—	3,774		2,109,290
Corporate Vice President, Chief Regulatory Officer
Warren Kocmond	2015	451,731	—	355,500	1,001,284	213,300	(2)	—	6,921		2,028,736
Executive Vice President, Chief Operating Officer (subsequently promoted to President and Chief Operating Officer)	2014	397,955	—	725,280	634,058	226,800	(4)	—	3,971		1,988,064

David H. Persing, M.D., Ph.D	2015	459,517	—	355,500	1,001,284	218,277	(2)	(443)	3,000		2,037,135
Executive Vice President, Chief Medical & Technology Officer

(1)
The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, computed in accordance with ASC 718 of all awards to the named executive officer. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 10, “Shareholders’ Equity” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2016.

(2)	Represents amount payable for 2015 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2014 that was paid in 2016.

(3)	Includes reimbursement of commuting expenses in the amount of $75,678.

(4)	Represents amount payable for 2014 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2013 that was paid in 2015.

(5)	Represents amount payable for 2013 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2013 that was paid in 2014.

(6)	Includes severance compensation paid or to be paid pursuant to the severance agreement entered into between Cepheid and Mr. Daskal upon his separation from Cepheid in the amount of $636,250.

(7)	Includes payment of personal time off not utilized prior to termination in the amount of $43,894.

2015 Grants of Plan-Based Awards Table
The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2015.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock Option Awards ($) (4)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
John L. Bishop	N/A	N/A	142,000	710,000	1,420,000	—	—	—	—
	4/27/2015	4/27/2015	—	—	—	—	205,000	56.88	3,649,123
	4/27/2015	4/27/2015	—	—	—	23,000	—	—	1,308,240
Daniel E. Madden	N/A	N/A	45,000	225,000	450,000	—	—	—	—
	1/12/2015	1/12/2015	—	—	—	2,500	—	—	140,575
	5/7/2015	5/7/2015	—	—	—	—	16,500	56.06	292,192
	5/7/2015	5/7/2015	—	—	—	1,850	—	—	103,711
	8/13/2015	8/13/2015	—	—	—	—	45,000	50.51	719,051
	8/13/2015	8/13/2015	—	—	—	5,000	—	—	252,550
Ilan Daskal	N/A	N/A	51,000	255,000	510,000	—	—	—	—
	4/9/2015	4/9/2015	—	—	—	—	100,000	56.01	1,756,300
	4/9/2015	4/9/2015	—	—	—	10,000	—	—	560,100
Andrew D. Miller	N/A	N/A	49,800	249,000	498,000	—	—	—	—
Scott A. Campbell	N/A	N/A	31,500	157,500	315,000	—	—	—	—
	5/7/2015	5/7/2015	—	—	—	—	33,000	56.06	584,384
	5/7/2015	5/7/2015	—	—	—	3,666	—	—	205,516
	8/15/2015	8/15/2015	—	—	—	—	15,000	49.05	233,097
	8/15/2015	8/15/2015	—	—	—	1,667	—	—	81,766
	9/17/2015	9/17/2015	—	—	—	—	27,000	52.73	448,632
	9/17/2015	9/17/2015	—	—	—	3,000	—	—	158,190
Warren C. Kocmond	N/A	N/A	54,000	270,000	540,000	—	—	—	—
	4/27/2015	4/27/2015	—	—	—	—	56,250	56.88	1,001,284
	4/27/2015	4/27/2015	—	—	—	6,250	—	—	355,500
David H. Persing	N/A	N/A	55,260	276,300	552,600	—	—	—	—
	4/27/2015	4/27/2015	—	—	—	—	56,250	56.88	1,001,284
	4/27/2015	4/27/2015	—	—	—	6,250	—	—	355,500

(1)	Represents threshold, target and maximum possible payments pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2014.

(2)	Number of restricted stock units granted under our 2006 Equity Incentive Plan and our 2015 Equity Incentive Plan.

(3)	Number of shares underlying stock option grant made under our 2006 Equity Incentive Plan and our 2015 Equity Incentive Plan.

(4)
The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2015. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the expected term of the options.

2015 Outstanding Equity Awards at Fiscal Year-End
The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Bishop	—	—		—	—	23,000	(1)	840,190
	—	—		—	—	12,188	(2)	445,228
	—	—		—	—	7,313	(3)	267,144
	—	—		—	—	2,125	(4)	77,626
	—	205,000	(5)	56.88	4/27/2022	—		—
	73,437	102,813	(6)	45.84	4/21/2021	—		—
	117,499	58,751	(7)	38.66	4/29/2020	—		—
	140,937	12,813	(8)	35.72	4/24/2019	—		—
	180,000	—	(9)	31.49	4/25/2018	—		—
	175,000	—	(9)	20.47	4/29/2017	—		—
	110,000	—	(9)	8.43	4/28/2016	—		—
Daniel E. Madden	—	—		—	—	5,000	(10)	182,650
	—	—		—	—	1,850	(11)	67,581
	—	—		—	—	2,500	(12)	91,325
	—	—		—	—	1,250	(13)	45,663
	—	45,000	(14)	50.51	8/13/2022	—		—
	—	16,500	(15)	56.06	5/7/2022	—		—
	6,750	11,250	(16)	44.64	6/2/2021	—		—
Ilan Daskal	—	—	0	—	—	—		—
Andrew D. Miller	—	—		—	—	—		—
Scott A. Campbell	—	—		—	—	3,000	(17)	109,590
	—	—		—	—	1,667	(18)	60,896
	—	—		—	—	3,666	(11)	133,919
	—	—		—	—	846	(3)	30,904
	—	—		—	—	508	(2)	18,557
	—	—		—	—	209	(19)	7,635
	—	27,000	(20)	52.73	9/17/2022	—		—
	—	15,000	(21)	49.05	8/15/2022	—		—
	—	33,000	(15)	56.06	5/7/2022	—		—
	1,692	2,371	(7)	45.84	4/21/2021	—		—
	2,708	1,355	(8)	38.66	4/29/2020	—		—
	4,583	417	(22)	38.41	4/30/2019	—		—
Warren C. Kocmond	—	—		—	—	6,250	(1)	228,313
	—	—		—	—	7,500	(23)	273,975
	—	—		—	—	2,813	(2)	102,759
	—	—		—	—	3,125	(24)	114,156
	—	56,250	(5)	56.88	4/27/2022	—		—
	17,187	24,063	(6)	45.84	4/21/2021	—		—
	10,937	26,563	(25)	38.47	5/6/2020	—		—
David H. Persing	—	—		—	—	6,250	(1)	228,313
	—	—		—	—	2,813	(2)	102,759
	—	—		—	—	2,194	(3)	80,147
	—	—		—	—	677	(4)	24,731
	—	56,250	(5)	56.88	4/27/2022	—		—
	17,187	24,063	(6)	45.84	4/21/2021	—		—
	35,000	17,500	(7)	38.66	4/29/2020	—		—
	44,687	4,063	(8)	35.72	4/24/2019	—		—
	43,500	—	(9)	31.49	4/25/2018	—		—
	48,750	—	(9)	20.47	4/29/2017	—		—

(1)	Restricted stock units vested as to 1/4th of the restricted stock units on April 27, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 27, 2019.

(2)	Restricted stock units vested as to 1/4th of the restricted stock units on April 21, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 21, 2018.

(3)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2017.

(4)	Restricted stock units vested as to 1/4th of the restricted stock units on April 24, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 24, 2016.

(5)	Option vested as to 1/4th of the shares of common stock underlying it on April 27, 2016 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 27, 2019.

(6)	Option vested as to 1/4th of the shares of common stock underlying it on April 21, 2015 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 21, 2018.

(7)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2017.

(8)	Option vested as to 1/4th of the shares of common stock underlying it on April 24, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 24, 2016.
(9)    Fully vested option.

(10)	Restricted stock units vested as to 1/4th of the restricted stock units on August 13, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on August 13, 2019.

(11)	Restricted stock units vested as to 1/4th of the restricted stock units on May 7, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on May 7, 2019.

(12)	Restricted stock units vested as to 1/4th of the restricted stock units on January 12, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 12, 2019.
(13) Restricted stock units vested as to 1/4th of the restricted stock units on June 2, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on June 2, 2018.
(14) Option vested as to 1/4th of the shares of common stock underlying it on August 13, 2016 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 13, 2019.
(15) Option vested as to 1/4th of the shares of common stock underlying it on May 7, 2016 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 7, 2019.
(16) Option vested as to 1/4th of the shares of common stock underlying it on June 2, 2015 and as to 1/48th of the underlying shares monthly thereafter until fully vested on June 2, 2018.
(17) Restricted stock units vested as to 1/4th of the restricted stock units on September 17, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on September 17, 2019.
(18) Restricted stock units vested as to 1/4th of the restricted stock units on August 15, 2016 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on August 15, 2019.
(19) Restricted stock units vested as to 1/4th of the restricted stock units on April 30, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 30, 2016.
(20) Option vested as to 1/4th of the shares of common stock underlying it on September 17, 2016 and as to 1/48th of the underlying shares monthly thereafter until fully vested on September 17, 2019.
(21) Option vested as to 1/4th of the shares of common stock underlying it on August 15, 2016 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 15, 2019.
(22) Option vested as to 1/4th of the shares of common stock underlying it on April 30, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 30, 2016.
(23) Restricted stock units vested as to 1/4th of the restricted stock units on October 29, 2015 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on October 29, 2018.

(24)	Restricted stock units vested as to 1/4th of the restricted stock units on May 6, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on May 6, 2017.

(25)	Option vested as to 1/4th of the shares of common stock underlying it on May 6, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 6, 2017.

2015 Option Exercises and Stock Vested
The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Bishop	125,000	4,538,670	19,562	1,012,589
Daniel E. Madden	—	—	750	37,790
Ilan Daskal	—	—	—	—
Andrew D. Miller	—	—	—	—
Scott A. Campbell	3,250	128,940	1,887	99,663
Warren C. Kocmond	14,063	302,963	6,270	276,685
David H. Persing	15,000	749,322	5,107	262,648

2015 Nonqualified Deferred Compensation
Effective January 1, 2014, the Compensation Committee adopted and approved our Executive Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation program that we sponsor, which permits certain eligible U.S. employees, including all of our named executive officers, to defer a portion of their base salary and cash based incentive awards. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan. We incur only incidental expenses to administer the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant’s compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to such plan) are eventually distributed from the plan.
Pursuant to the Deferred Compensation Plan, eligible employees can defer between 5% and 75% of their base salary and between 5% and 100% of any cash based incentive awards payable to such employee. Pursuant to the Deferred Compensation Plan, an administrative committee selects investment options from which each participant may make elections for the deemed investment of their accounts under the Deferred Compensation Plan. Although no assets will be segregated or otherwise set aside with respect to accounts set aside under the Deferred Compensation Plan, the amount that is ultimately payable to a participant with respect to his or her account will be determined as if such account had been invested in such manner as specified by the administrative committee pursuant to such participant’s investment option. All compensation deferrals under the Deferred Compensation Plan and all deemed earnings, gains or losses on such amounts are maintained for participants and all such accounts remain part of the general assets of Cepheid and are subject to the claims of general creditors of Cepheid.
Distribution of a participant’s account balance under the Deferred Compensation Plan will be made, at the election of the participant, upon the occurrence of any of the following events: (1) the first business day in a particular year selected by the participant, which must be at least one year after the year for which the election is made, (2) the participant’s Separation from Service (as defined in the Deferred Compensation Plan), (3) a Change in Control Event (as defined in the Deferred Compensation Plan), (4) the participant becoming Disabled (as defined in the Deferred Compensation Plan) or (5) the participant’s death. No withdrawals are permitted prior to the previously specified distribution date, other than in the event of certain Unforeseeable Emergencies (as defined in the Deferred Compensation Plan).
The table below provides information about contributions, earnings, withdrawals, distributions and balances under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
John L. Bishop (2)	—	—	—	—	—
Daniel E. Madden (2)	—	—	—	—	—
Ilan Daskal (2)	—	—	—	—	—
Andrew D. Miller (2)	—	—	—	—	—
Scott A. Campbell (2)	—	—	—	—	—
Warren C. Kocmond (2)	—	—	—	—	—
David H. Persing	22,724	—	(443)	—	22,281

(1)
To the extent that a contribution was made from base salary, that amount is included in the “Salary” column of the “Summary Compensation Table” on page 39. To the extent that a contribution was made from cash incentive compensation are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 39.

(2)	Messrs. Bishop, Madden, Daskal, Miller, Campbell, and Kocmond did not participate in our Deferred Compensation Plan in 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table summarizes the potential payments and benefits payable to each of our named executive officers other than Ilan Daskal (who received severance in connection with his separation as described above) and Andrew D. Miller (who resigned from Cepheid in February 2015 as described above) upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2015. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

Executive benefits and payments upon termination:	Voluntary termination or termination for cause ($)	Not within 1 year of a change of control				Within 1 year of a change of control				Death ($)	Disability ($)
		Termination other than for cause ($) (1)		Constructive termination ($)		Termination other than for cause ($)		Constructive termination ($)
John L. Bishop:
Base salary	—	710,000		710,000		1,420,000		1,420,000		—	—
Bonus	—		(2)		(2)	710,000		710,000		—	—
Medical continuation	—		(3)		(3)		(4)		(4)	—	—
Value of accelerated equity grants (5)	—	820,283		820,283		1,640,566		1,640,566		—	—
Daniel E. Madden
Base salary	—	—		—		562,500		562,500		—	—
Bonus	—	—		—		225,000		225,000		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		387,218		387,218		—	—
Scott A. Campbell
Base salary	—	—		—		393,750		393,750		—	—
Bonus	—	—		—		157,500		157,500		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		361,501		361,501		—	—
Warren C. Kocmond
Base salary (6)	—	—		—		750,000		750,000		—	—
Bonus (7)	—	—		—		337,500		337,500		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		719,203		719,203		—	—
David H. Persing
Base salary	—	—		—		690,750		690,750		—	—
Bonus	—	—		—		276,300		276,300		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (5)	—	—		—		439,240		439,240		—	—

(1)	Does not include amounts or benefits accumulated in the Deferred Compensation Plan, as those amounts are detailed in the preceding table.

(2)	Mr. Bishop would receive a pro-rated portion of his target cash bonus for the year of termination.

(3)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.

(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

(5)
Calculated based on the closing price of Cepheid’s common stock of $36.53 on December 31, 2015, the last business day of our most recently completed fiscal year, multiplied by the number of shares subject to outstanding equity awards, less, in the case of outstanding options, the aggregate exercise price of the option.

(6)
Based upon Mr. Kocmond’s current 20-month change of control benefit. Prior to his promotion in February 2016, Mr. Kocmond’s lump sum payment upon termination in connection with a change of control event would have been equal to 18 month’s base salary.

(7)
Based upon Mr. Kocmond’s current target bonus of 75% of his base salary. Prior to his promotion in February 2016, Mr. Kocmond’s lump sum payment upon termination in connection with a change of control event would have been equal to 60% of his base salary.

ACCOUNTING AND TAX IMPLICATIONS OF OUR COMPENSATION POLICIES
We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, grants of restricted stock unit awards and restricted stock, if applicable, that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, may not be fully deductible by us at the time the award is otherwise taxable to employees.
Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.
RISKS FROM COMPENSATION POLICIES AND PRACTICES
The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. As part of this review, the Compensation Committee engaged Radford to deliver a report and assist with risk assessment of our compensation policies and programs. Based on the Compensation Committee’s review of our compensation policies and practices and Radford’s report, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In fiscal 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest, other than (1) the executive officer and director compensation arrangements discussed under “Executive Compensation” and “Director Compensation,” respectively, and (2) Dr. Steele, one of our directors, served as the President and Chief Executive Officer of Geisinger until the second quarter of 2015. Geisinger is a customer of Cepheid and net revenue to Cepheid recorded from sales to Geisinger was approximately $2.4 million for the year ended December 31, 2015. As of December 31, 2015, Cepheid had accounts receivable of approximately $0.3 million due from Geisinger.
RELATED PERSON TRANSACTION POLICY
It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to our directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation and Organizational Development Committee, and makes recommendations thereon to the Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT
This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.
The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee our financial, accounting, and reporting processes, our system of internal accounting and financial controls, the audit process, and our independent auditor’s qualifications, independence and performance. In furtherance of this purpose, the Audit Committee shall, among other things:

•	monitor the integrity of our financial statements;

•	review our major risk exposures and the steps taken by management to monitor or address such exposures;

•
monitor the periodic reviews of our accounting and financial reporting process and systems of internal control that are conducted by our independent registered public accounting firm and our financial and senior management;

•
review and evaluate the independence, judgment, and performance of our independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm, including a review of the overall scope, planning and staffing of such services, and select, oversee and compensate our independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.
Each of the members of the Audit Committee meets the independence and financial experience requirements of the Securities and Exchange Commission and NASDAQ listing standards. Cristina H. Kepner, Thomas D. Brown and Wayne G. Paterson are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. Further, each member of the Audit Committee does not participate in the preparation of our financial statements, and has not so participated at any time during the past three years.
Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles and the provision of all required certifications relating to those financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.
In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with our management;

•
discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•
reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•
based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.
AUDIT COMMITTEE
Cristina H. Kepner, Chair
Thomas D. Brown
Wayne G. Paterson

SHAREHOLDER PROPOSALS
The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for the 2017 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 11, 2016. Submissions must be received by us at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in the proxy statement and form of proxy must do so in accordance with our bylaws and such proposals or director nominations must be received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on November 27, 2016 and not later than 5:00 p.m. (Pacific Time) on December 27, 2016. Any submissions not received in the manner described above will not be considered.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of the forms furnished to it and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year, except as follows: (i) John L. Bishop filed an amended Form 4 correcting an administrative error in the number of shares reported as sold in a prior filing; (ii) Joseph H. Smith filed an amended Form 4 correcting an administrative error in the number of shares reported as sold in a prior filing; (iii) Thomas L. Gutshall filed a late Form 5 reporting his transfer via gift of certain shares, and (iv) Robert J. Easton filed a late Form 5 reporting shares sold by Mr. Easton’s trust.
SHAREHOLDER COMMUNICATIONS
Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board of Directors, c/o William E. Murray, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.
DIRECTOR ATTENDANCE AT THE ANNUAL MEETING
Our policy is to encourage members of our Board of Directors to attend the annual meeting of shareholders and generally schedule a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2015, all of the directors then in office, including Mr. Morton, and Mr. Paterson, a nominee for the Board of Directors, attended our annual meeting of shareholders.
OTHER BUSINESS
The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

CEPHEID
904 CARIBBEAN DRIVE
SUNNYVALE, CA 94089-1302

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03371-P74642

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CEPHEID

Nominees	**For**	**Against**	**Abstain**
1a. Thomas L. Gutshall	☐	☐	☐
1b. Cristina H. Kepner	☐	☐	☐
1c. David H. Persing, M.D., Ph.D.	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3:

For address change/comments, mark here (see reverse for instructions). ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Directions

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 101 northbound. Take the Lawrence Expressway exit. Make a right onto Lawrence Expressway (at signal). Make a left onto Moffett Park Dr. (at signal). Make the first left onto Chesapeake Terrace. Proceed to 1315 Chesapeake Terrace (to Mediterranean Conference Room).	Take 101 southbound. Take the Lawrence Expressway exit. Make a left onto Lawrence Expressway (at signal). Make a left onto Moffett Park Dr. (at signal). Make the first left onto Chesapeake Terrace. Proceed to 1315 Chesapeake Terrace (to Mediterranean Conference Room).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E03372-P74642

CEPHEID
Annual Meeting of Shareholders
April 26, 2016 at 9:00 a.m. (Pacific Time)
This proxy is solicited by the Board of Directors

The undersigned shareholder of Cepheid hereby appoints Daniel E. Madden and William E. Murray and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 4, 2016, at the annual meeting of shareholders of Cepheid to be held on April 26, 2016 at 9:00 a.m. (Pacific Time) at Cepheid's offices, 1315 Chesapeake Terrace, Sunnyvale, California 94089 and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

Address change/comments:____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE